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Exhibit 10.19

        SECOND AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT GOVERNING
PURCHASES AND SALES OF MORTGAGE LOANS

Dated as of December 29, 2004

Among

LEHMAN BROTHERS BANK, FSB,
as Buyer,

FIELDSTONE MORTGAGE COMPANY,
as a Seller

and

FIELDSTONE INVESTMENT CORPORATION,
as a Seller

i

Schedules

Schedule 1	—	Representations and Warranties Regarding Mortgage Loans
Schedule 2	—	Seller Underwriting Guidelines
Schedule 3	—	Authorized Officers of Sellers
Schedule 4	—	Approved Investors

Exhibits

Exhibit I	—	Confirmation (Form)
Exhibit II	—	Custodial Agreement (Form)
Exhibit III	—	Custodial Delivery (Form)
Exhibit IV	—	Request for Purchase (Form)
Exhibit V	—	Reserved
Exhibit VI	—	Power of Attorney (Form)
Exhibit VII	—	Backup Collection Account Agreement (Form)
Exhibit VIII	—	Electronic Tracking Agreement (Form)
Exhibit IX	—	Financial Covenant Compliance Calculations

ii

SECOND AMENDED AND RESTATED
MASTER REPURCHASE AGREEMENT GOVERNING
PURCHASES AND SALES OF MORTGAGE LOANS

Dated as of December 29, 2004

Among

LEHMAN BROTHERS BANK, FSB,
as Buyer,

FIELDSTONE MORTGAGE COMPANY,
as Seller

and

FIELDSTONE INVESTMENT CORPORATION,
as Seller

Background:

        Buyer and FMC are parties to an Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans dated as of December 31, 2003, as amended by that certain First Amendment to Master Repurchase Agreement Governing Purchase and Sales of Mortgage Loans, dated as of August 20, 2004, between Buyer, FMC and FIC (collectively, the "Existing Agreement").

        Buyer and Sellers hereby agree to amend and restate the terms and conditions of the Existing Agreement in their entirety as follows:

1.     APPLICABILITY

        From time to time until the Final Repurchase Date, LEHMAN BROTHERS BANK, FSB ("Buyer") shall, subject to the terms hereof, enter into transactions upon the request of FIELDSTONE MORTGAGE COMPANY ("FMC") or FIELDSTONE INVESTMENT CORPORATION ("FIC") (FIC and FMC may each be referred to herein individually or collectively as "Seller" or "Sellers") in which the applicable Seller agrees to transfer to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the applicable Seller or its designee, at such Seller's direction, such Mortgage Loans at a date certain or on demand, against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a "Transaction" and shall be governed by this Agreement and the related Confirmation, unless otherwise agreed in writing. This Agreement is a commitment by Buyer to engage in Transactions as set forth herein up to the Total Facility Amount; provided, that (a) the Buyer shall have no commitment to enter into any Transaction requested which would cause the aggregate Purchase Price for all Purchased Mortgage Loans at any one time subject to then outstanding Transactions to exceed the Total Facility Amount, (b) the maximum aggregate term that any Mortgage Loan may be subject to Transactions shall not exceed the earlier of (x) one-hundred fifty (150) days or (y) the Final Repurchase Date and (c) notwithstanding anything in this Agreement to the contrary, Buyer shall have no obligation to enter into any Transaction hereunder if there shall have occurred any material adverse change, as determined by Buyer in its reasonable judgment, in the financial condition of Sellers on a consolidated basis, the financial markets generally or the secondary market for Mortgage Loans. Buyer shall promptly notify Sellers of any determination by Buyer that any of the foregoing has occurred. All obligations under the Transactions shall be recourse to Sellers, jointly and severally.

2.     DEFINITIONS

        "Acceptable SPV" means a Special Purpose Entity (established by either Seller) which issues Structured Securities Debt.

        "Accepted Servicing Practices" means, with respect to any Mortgage Loan, (x) the mortgage loan servicing standards and procedures prescribed by Fannie Mae and Freddie Mac and by FHA, with respect to any FHA Mortgage Loan, or by VA, with respect to any VA Mortgage Loan, in each case as set forth in the Fannie Mae Guide, Freddie Mac Guide and FHA Regulations or VA Regulations, as applicable, and in the directives or applicable publications of such agency, as such may be amended or supplemented from time to time, or (y) with respect to any Mortgage Loans and any matters or circumstances as to which no such standard or procedure applies, those customary mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

        "Act" means the National Housing Act of 1934, as amended.

        "Act of Insolvency" means, with respect to any Person, (i) the filing by such Person of a petition, commencing, or authorizing the commencement of, any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another that is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of its property, (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such Person of a composition with its creditors or a general assignment for the benefit of creditors, (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

        "Additional Costs" has the meaning specified in Section 3(e).

        "Additional Loans" means Mortgage Loans provided by the applicable Seller to Buyer or its designee pursuant to Section 4(a).

        "Adjusted Tangible Net Worth" means, with respect to any Person at any date, the amount that would, in conformity with GAAP, equal the stockholder's equity included on the balance sheet of such Person and its subsidiaries, plus any preferred stock not already included in the calculation of stockholder's equity, plus any indebtedness of such Person and its subsidiaries that is fully subordinated to any obligations arising under this Agreement, plus other comprehensive loss arising from the Statement of Financial Accounting Standards No. 133 (or any successor statement) ("FASB 133"), minus any intangibles or goodwill (as defined under GAAP), minus any advances between such Person and its Affiliates (other than consolidated subsidiaries or between FIC and FMC), minus any loans or advances to officers or directors of such Person (as reported under GAAP), minus other comprehensive income arising from FASB 133; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholder's equity for fluctuation of the value of financial instruments as mandated under FASB 133 shall be excluded from the calculation of Adjusted Tangible Net Worth.

        "Affiliate" means, with respect to any Person, another Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with is correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        "Agreement" means this Second Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans between Buyer and Sellers.

        "Approved Investor" means an investor that has been approved by Buyer in its discretion in writing for the purchase of Mortgage Loans. The initial list of Approved Investors is attached as Schedule 4, which schedule shall be amended from time to time to (i) remove any Person required to be removed by Buyer and (ii) add any other bank, trust company, savings and loan association, pension fund, governmental authority, insurance company or other responsible and substantial institutional investor, dealer or securities broker designated by a Seller in writing and approved by Buyer in its discretion; provided, that in order to designate any such additional Person, the applicable Seller shall deliver to Buyer a written request that such Person be included as an Approved Investor hereunder, which request shall be accompanied by recent financial statements of such Person and such other information regarding such Person as Buyer may require.

        "Available Line Capacity" means the unused amounts that are available for borrowing or Mortgage Loan purchases under Committed Credit, calculated as the product of unencumbered or unleveraged Mortgage Loans times the applicable advance rate under the committed lines of credit and committed mortgage warehouse facilities. For the purposes of this definition, Committed Credit shall include the facility under this Agreement.

        "Backup Collection Account" and "Backup Collection Account Bank" have the meanings specified in Section 5(c).

        "Backup Collection Account Agreements" has the meaning specified in Section 5(c).

        "Backup Escrow Account" has the meaning specified in Section 5(c).

        "Backup Servicer" means a Person designated by Buyer, in its sole discretion, to act as a backup servicer of the Purchased Mortgage Loans in accordance with Section 25.

        "Balloon Mortgage Loan" means any Mortgage Loan that provided on the date of origination for scheduled payments by the Mortgagor based upon an amortization schedule extending beyond its maturity date.

        "Breakage Costs" has the meaning specified in Section 3(f).

        "Business Day" means a day other than (i) a Saturday or Sunday, or (ii) a day on which commercial banks in New York, New York are authorized or obligated by law or executive order to be closed.

        "Buyer" has the meaning specified in Section 1.

        "Capital Lease", as applied to any Person or entity, shall mean any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.

        "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $150,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

        "Change of Control" shall mean the following: (a) any transaction or event as a result of which FIC ceases to own, directly or indirectly, 100% of the stock of FMC, (b) the sale, transfer or other disposition of all or substantially all of a Seller's assets (excluding any such action taken in connection with any securitization transaction in the ordinary course of business) or (c) the consummation of a merger or consolidation of FIC with or into another entity or any other corporation reorganization, if more than 50.1% of the combined voting power of the continuing or surviving entity's stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of FIC immediately prior to such merger, consolidation or other reorganization.

        "Collateral" has the meaning specified in Section 6.

        "Collateral Deficit" means a Market Value Collateral Deficit, a Securitization Value Collateral Deficit or an ERV Collateral Deficit.

        "Collateral Information" means the following information with respect to each Mortgage Loan: (i) the applicable Seller's loan number, (ii) the Mortgagor's name, (iii) the address of the Mortgaged Property, (iv) the current interest rate, (v) the original balance, (vi) the current balance as of the most recent paid to date, (vii) the paid to date and the next payment date, (viii) the appraised value of the Mortgaged Property at the time the Mortgage Loan was originated, (ix) whether the interest rate is fixed or adjustable (and if adjustable, the "ARM" code, that includes the index, adjustment frequency, spread, caps and other terms), (x) the lien position of the Mortgage Loan on the Mortgaged Property (and if a second lien, the outstanding principal balance of the first lien at the time the Mortgage Loan was originated and the monthly payment and maturity date of the first lien loan), (xi) the occupancy status of the Mortgaged Property (including whether owner occupied), (xii) whether the Mortgage Loan is a Balloon Mortgage Loan, (xiii) the first payment date, (xiv) the maturity date, (xv) the principal and interest payment, (xvi) the property type of the Mortgaged Property, (xvii) the Mortgagor's FICO Score (where available in the Mortgage File), (xviii) the applicable Mortgage Loan grade, (xix) the social security number of the Mortgagor, (xx) the Mortgage Note date, and (xxi) the prepayment penalty and prepayment penalty type, (xxii) the delinquency status and (xxiii) Mortgage Loan purpose (i.e. refinance, cash out refinance, home improvement, debt consolidation).

        "Collateral Maintenance Amount" means, with respect to any Transaction, the amount obtained by application of the applicable Collateral Maintenance Percentage to the Repurchase Price for such Transaction.

        "Collateral Maintenance Percentage" means the amount set forth in the related Confirmation with respect to each Mortgage Loan which, (1) in determining whether a Market Value Collateral Deficit exists pursuant to the second sentence of Section 4(a) hereof shall, for each type of Mortgage Loan set forth in the first column below, equal the applicable percentage set forth in the second column below, (2) in determining whether a Securitization Value Collateral Deficit exists pursuant to the third sentence of Section 4(a) hereof shall, for each type of Mortgage Loan set forth in the first column below, equal the applicable percentage set forth in the third column below and (3) in determining whether an ERV Collateral Deficit exists pursuant to the fourth sentence of Section 4(a) hereof shall, for each type of Mortgage Loan set forth in the first column below, equal the applicable percentage set forth in the fourth column below:

Mortgage Loan Type		Percentage for Market Value Collateral Deficit Determination	Percentage for Securitization Value Collateral Deficit Determination	Percentage for ERV Collateral Deficit Determination
(a)	first lien Three Month Aged Mortgage Loans	103.0%	105.0%	N/A
(b)	first lien Five Month Aged Mortgage Loans	105.0%	105.0%	N/A
(d)	second lien Performing Mortgage Loans	103.0%	105.0%	N/A
(e)	Workout Mortgage Loans	125.0%	N/A	125.0%

        "Collection Account" means one or more accounts established by each Seller and/or Servicer into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by the applicable Seller and/or Servicer.

        "Committed Credit" shall mean, with respect to any Person (but excluding the facility under this Agreement if such Person is either Seller), the aggregate amount of funding lines of credit available to such Person under all committed lines of credit secured by Mortgage Loans and committed Mortgage Loan warehouse or repurchase facilities.

        "Confirmation" has the meaning specified in Section 3(c).

        "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Costs" has the meaning specified in Section 20.

        "Custodial Agreement" means that certain Amended and Restated Custodial Agreement, dated as of December 29    , 2004, as amended, modified or supplemented from time to time, by and among Buyer, Sellers and Custodian, the form of which is attached hereto as Exhibit II.

        "Custodial Delivery" means delivery of a Mortgage Loan Schedule and/or Mortgage Files to Buyer or its designee (including Custodian) pursuant to Section 7.

        "Custodial Delivery Form" means a document in the form attached hereto as Exhibit III to be executed by the applicable Seller and delivered to Buyer or its designee (including Custodian) in connection with the Custodial Delivery.

        "Custodian" means the custodian under the Custodial Agreement. The initial custodian is Wells Fargo Bank Minnesota, National Association.

        "Default" means any event or condition that, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Delinquent" means, with respect to any Mortgage Loan, the period of time from the date on which a Mortgagor fails to make a payment that is due under the terms of such Mortgage Loan to the date on which such payment is made. A Mortgage Loan that has a due date of the first day of a month will be considered 30 days Delinquent on the last day of that month if the payment that was due on the first day of the month remains unpaid, regardless of the number of days in the month. A Mortgage Loan that has a due date of the first day of a month will be considered 60 days Delinquent on the last day of the next following month if the payment that was due on the first day of the month remains unpaid, regardless of the number of days in the month. A Mortgage Loan that has a due date of the first day of a month will be considered 90 days Delinquent on the last day of the second following month if the payment that was due on the first day of the month remains unpaid, regardless of the number of days in the month.

        "Dry Ink Mortgage Loan" means a closed Purchased Mortgage Loan for which all of the documents required to be contained in the Custodial File have been delivered to Custodian on or prior to the Purchase Date with respect to such Mortgage Loan.

        "Electronic Tracking Agreement" means an Electronic Tracking Agreement (Whole Loan Sale Agreement), by and among Buyer, Sellers, MERS and MERSCORP, Inc., entered into pursuant to Section 7(i), on the form of such agreement published by MERS from time to time (the current form of which is attached hereto as Exhibit VIII), with such changes or modifications thereto as shall be acceptable to Buyer, MERS and MERSCORP, Inc.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

        "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which, together with each Seller, is treated as single employer under Section 414(b) or (c) of the Internal Revenue Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

        "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA upon the termination of any Plan or the withdrawal or partial withdrawal of a Seller or any ERISA Affiliates from any Plan or

Multiemployer Plan; (f) the receipt by a Seller or any ERISA Affiliate from the Pension Benefit Guaranty Corporation of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) the receipt by a Seller or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (h) the occurrence of a "prohibited transaction" with respect to which a Seller or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) or with respect to which a Seller or any such Subsidiary could otherwise be liable.

        "Escrow Account" means one or more accounts established by each Seller and/or Servicer into which escrow payments in respect of the Mortgage Loans shall be deposited by the applicable Seller and/or Servicer..

        "Estimated Recovery Value" means, as of any date with respect to any Workout Mortgage Loan, the estimated recovery value of such Workout Mortgage Loan, as determined by Buyer in its sole reasonable discretion; provided, that the Estimated Recovery Value shall be deemed zero for any Mortgage Loan for which the Market Value thereof is deemed zero in accordance with the definition of Market Value.

        "Event of Default" has the meaning specified in Section 13.

        "Facility Documents" means each agreement, instrument, assignment, power of attorney or document specified in Section 3(a) or otherwise now or in the future executed in, by, or on behalf of, either Seller in connection with this Agreement or the Transactions contemplated hereby.

        "Fannie Mae" means Fannie Mae or any successor thereto.

        "Fannie Mae Guides" means the Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

        "Fee Letter" means that certain fee letter, dated as of even date hereof (as may be amended from time to time), between Sellers and Purchaser.

        "FHA" means the Federal Housing Administration, which is a subdivision of HUD, or any successor, including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

        "FHA Approved Mortgagee" means a corporation or other entity approved as a mortgagee by FHA under the Act and applicable FHA Regulations, and eligible to own and service, as applicable, the FHA Mortgage Loans.

        "FHA Insurance" means an insurance policy granted by the FHA with respect to each FHA Mortgage Loan under the applicable section of the Act.

        "FHA Mortgage Loan" means a Mortgage Loan that is subject to FHA Insurance and eligible for reimbursement thereunder.

        "FHA Regulations" means regulations promulgated by HUD under the Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Mortgage Loans, including related handbooks, circulars, notices and mortgagee letters.

        "FIC" has the meaning specified in Section 1.

        "FMC" has the meaning specified in Section 1.

        "Final Repurchase Date" means 364 days from the date hereof or such earlier date on which all Purchased Mortgage Loans are required to be immediately repurchased pursuant to Section 14(a) (unless such date is extended upon mutual agreement of Buyer and the applicable Seller).

        "First Mortgage" means a Mortgage that is the first lien on the Mortgaged Property.

        "Five Month Aged Mortgage Loan" means a Performing Mortgage Loan for which greater than ninety (90) days but less than 151 days have elapsed since the Purchase Date of such Performing Mortgage Loan.

        "Freddie Mac" means Freddie Mac or any successor thereto.

        "GAAP" means with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States that are in effect from time to time.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over either Seller, any of its Affiliates or any of its properties.

        "Guarantee Obligation" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.

        "Hedge" means, with respect to any or all of the Mortgage Loans, any interest rate swap, cap or collar agreement or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller, and reasonably acceptable to Buyer.

        "HUD" means the United States Department of Housing and Urban Development.

        "Income" means, with respect to any Purchased Mortgage Loan at any time, any principal thereof then payable, any principal prepayments and curtailments and all interest, dividends or other distributions payable thereon.

        "Indebtedness" means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Leases of such Person; and (f) any of the foregoing types of indebtedness of others guaranteed by such Person (without duplication).

        "Interest Period" means, with respect to any Transaction, (i) initially, the period commencing on the related Purchase Date and ending on the day immediately preceding the next Payment Date (the "Interest Reset Date"), and (ii) thereafter, each period from and including the day following the immediately preceding Interest Reset Date up to and including the succeeding Interest Reset Date or such shorter period as agreed among Buyer and the applicable Seller when the current Interest Period expires. Notwithstanding the foregoing, each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate calendar month when the Interest Period expires) shall end on the last Business Day of the appropriate calendar month. Notwithstanding the foregoing, each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

        "Interest Reset Date" means each Business Day on which any Transaction is outstanding under this Agreement (it being the understanding of Buyer and Sellers that the Pricing Rate applicable to each Transaction shall change on each Business Day based on any change in LIBOR) or, at the election of Buyer specified in the related Confirmation, Interest Reset Date shall have the meaning specified in the definition of Interest Period.

        "LIBOR" means the rate per annum calculated with respect to each Transaction and the relevant Interest Period as set forth below:

          (i)    Two (2) Business Days prior to each Interest Reset Date, LIBOR shall be determined by Buyer on the basis of the offered rate for one month deposits of not less than U.S. $1,000,000, that appears on the date of determination on Dow Jones Market Service Page 3750 as of 11:00 a.m., London time (or such other page as may replace the Dow Jones Market Service Page on that service for the purposes of displaying London interbank offered rates of major banks). If no such offered rate appears, LIBOR with respect to the relevant Interest Period shall be determined as described in (ii) below.

          (ii)   With respect to an Interest Reset Date on which no such offered rate appears two (2) Business Days prior thereto on Dow Jones Market Service Page 3750 as described in (i) above, LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates for one month deposits in U.S. Dollars that appears on the Reuters Screen LIBOR Page as of 11:00 a.m., London time, on the date of determination. If, in turn, such rate is not displayed on the Reuters Screen LIBOR Page at such time, then LIBOR for such date shall be reasonably determined by Buyer to be the arithmetic mean of the offered quotations to first-class banks in the Interbank LIBOR Market.

        All percentages resulting from any calculations of LIBOR referred to in this Agreement shall be rounded up to the nearest multiple of 1/100 of 1% and all U.S. Dollar amounts used in or resulting from such calculations shall be rounded to the next higher cent.

        "Liquidity" means at any date, the amount that would, in conformity with GAAP equal the (x) cash (that is unrestricted as to use) plus (y) Cash Equivalents (that are unrestricted as to use) plus (z) Available Line Capacity plus (aa) an amount determined by Buyer in its sole reasonable discretion with respect to Mortgage Loans acceptable to Buyer that are pledged to Buyer as Collateral and delivered to Custodian in the same manner as Purchased Mortgage Loans.

        "Loan-to-Value Ratio" means with respect to any Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the principal balance of such Mortgage Loan at the date of origination and the denominator of which is the lowest of (a) the value of the related Mortgaged Property as set forth in the appraisal of such Mortgaged Property obtained in connection with the origination of such Mortgage Loan or (b) in the case of a Mortgage Loan that is a purchase money mortgage, the purchase price of the Mortgaged Property. For purposes of calculating the Loan-to-Value Ratio of a Mortgage Loan secured by a second Mortgage, the principal balance of the related First Mortgage (at the time of origination of the second Mortgage) as well as the second Mortgage shall be included in the numerator.

        "Market Value" means as of any date with respect to any Mortgage Loan, the price at which such Mortgage Loan could readily be sold as determined by Buyer in its sole reasonable discretion; provided, that Market Value may be deemed zero by Buyer for:

          (i)    any Mortgage Loan that has been the subject of a Transaction for more than one-hundred fifty (150) days,

          (ii)   any Mortgage Loan which, when added with all other Purchased Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price for all Purchased Mortgage Loans that are subject to then outstanding transactions to exceed the Total Facility Amount,

          (iii)  any Subprime Mortgage Loan which, when added with all other Subprime Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price for all Subprime Mortgage Loans that are subject to then outstanding Transactions to exceed 100% of the aggregate Repurchase Price for all Purchased Mortgage Loans that are subject to then outstanding Transactions,

          (iv)  any Workout Mortgage Loan which, when added with all other Workout Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price for all Workout Mortgage Loans that are subject to then outstanding Transactions to exceed the lesser of (A) 10% of the aggregate Repurchase Price for all Purchased Mortgage Loans which are subject to then outstanding Transactions and (B) 5% of the Total Facility Amount,

          (v)   any Three Month Aged Mortgage Loan which, when added with all other Three Month Aged Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price for all Three Month Aged Mortgage Loans that are subject to then outstanding Transactions to exceed 100% of the aggregate Repurchase Price for all Purchased Mortgage Loans that are subject to then outstanding Transactions,

          (vi)  any Five Month Aged Mortgage Loan which, when added with all other Five Month Aged Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price for all Five Month Aged Mortgage Loans that are subject to then outstanding Transactions to exceed 50% of the aggregate Repurchase Price for all Purchased Mortgage Loans that are subject to then outstanding Transactions,

          (vii) any Mortgage Loan that is Delinquent for thirty (30) or more days but not more than fifty-nine (59) days which, when added with all other Purchased Mortgage Loans subject to then outstanding Transactions that are Delinquent for such period, would cause the aggregate Repurchase Price of such Purchased Mortgage Loans subject to then outstanding Transactions that are Delinquent for such period to exceed 3.0% of the Total Facility Amount,

          (viii) any Mortgage Loan that is secured by a second mortgage lien on the Mortgaged Property which, (a) when added with all other Purchased Mortgage Loans secured by second mortgage liens on the Mortgaged Properties subject to then outstanding Transactions, would cause the aggregate

  Repurchase Price for all Purchased Mortgage Loans secured by second mortgage liens on the Mortgage Properties that are subject to then outstanding Transactions to exceed $50,000,000 or (b) when such Mortgage Loan's FICO score is averaged with all other Purchased Mortgage Loans secured by second mortgage liens on the Mortgaged Properties subject to then outstanding transactions, would cause the weighted average FICO score for all Purchased Mortgage Loans secured by second mortgage liens on the Mortgaged Properties that are subject to then outstanding Transactions to be less than 640,

          (ix)  any Mortgage Loan that is a Wet Ink Mortgage Loan for more than seven (7) Business Days,

          (x)   any Wet Ink Mortgage Loan which, when added with all other Wet Ink Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price of all Wet Ink Mortgage Loans subject to then outstanding Transactions to exceed (a) 30% of the Total Facility Amount during the first and last week of any calendar month or (b) 20% of the Total Facility Amount at all other times,

          (xi)  any Balloon Mortgage Loans which, when added with all other Balloon Mortgage Loans subject to then outstanding Transactions, would cause the aggregate Repurchase Price of all Balloon Mortgage Loans subject to then outstanding Transactions to exceed the greater of (a) 10% of the aggregate Repurchase Price for all Purchased Mortgage Loans that are subject to then outstanding Transactions and (b) $25,000,000;

          (xii) any Mortgage Loan for which greater than one-hundred eighty (180) days have elapsed since the date of origination of such Mortgage Loan,

          (xiii) any Mortgage Loan with respect to that there is a breach of a representation, warranty or covenant made by either Seller in this Agreement,

          (xiv) any Mortgage Loan which, when added with all other Mortgage Loans that have the same Mortgagor as such Mortgage Loan, would cause the amount of Mortgage Loans that have the same Mortgagor to be greater than three,

          (xv) any Mortgage Loan that is in foreclosure or subject to a bankruptcy proceeding of the related Mortgagor or with respect to which the first and second monthly payments were not made on their respective due dates or within the grace period in accordance with the terms of the Mortgage Note; provided, that, if such payments are brought current, Buyer shall assign a reasonable Market Value to such Mortgage Loan; and

          (xvi) any Mortgage Loan for which the related Mortgagor is thirty (30) or more days delinquent with respect to the Mortgage Loan's first monthly payment due; provided, that, if such payments are brought current, Buyer shall assign a reasonable Market Value to such Mortgage Loan.

        "Market Value Collateral Deficit" has the meaning specified in Section 4(a).

        "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of Sellers, taken as a whole, that is reasonably likely to result in the material impairment of either Seller's ability to perform hereunder, or (b) the validity or enforceability of (i) this Agreement or any other Facility Document (or any material provision thereof) or (ii) the rights, remedies or interests of Buyer hereunder or thereunder.

        "MERS" and "MERS System" have the meanings specified in Section 7(i).

        "MOM Loan" means a Mortgage Loan where the related Mortgage names MERS as the original mortgagee thereof.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgage" means a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid, enforceable first or second lien on, or a first or second priority ownership interest on real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

        "Mortgage File" means the documents specified as the "Mortgage File" in Section 7(d), together with any additional documents and information required to be delivered to Buyer or its designee (including Custodian) pursuant to this Agreement.

        "Mortgage Loan" means a loan or advance evidenced by a Mortgage Note and secured by the related Mortgage that is a whole loan not included in a securitization transaction.

        "Mortgage Loan Schedule" means a schedule of Mortgage Loans attached to each Trust Receipt, Confirmation and Custodial Delivery Form.

        "Mortgage Note" means a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

        "Mortgaged Property" means the real property securing repayment of the debt evidenced by a Mortgage Note.

        "Mortgagee" means the record holder of a Mortgage.

        "Mortgagor" means the obligor on a Mortgage Note and the grantor of the related Mortgage.

        "Multiemployer Plan" shall mean a Plan that is a multiemployer plan as defined in Section 4001(a) of ERISA.

        "Net Income" means, for any period, the consolidated net income (or loss) for such period, determined on a consolidated basis in accordance with GAAP.

        "Payment Date" means the first calendar day of the month (or if such day is not a Business Day, the succeeding Business Day) and the Final Repurchase Date.

        "Performing Mortgage Loan" means a Mortgage Loan that is Delinquent less than sixty (60) days.

        "Periodic Payment" has the meaning specified in Section 5(d).

        "Permitted Guarantee Obligations" means (a) mortgage, repurchase and warehouse facilities whereby Sellers are jointly and severally liable thereunder; (b) mortgage repurchase and warehouse facilities whereby FIC guarantees the obligations of FMC thereunder; and (c) the obligations of either Seller pursuant to surety bonds required in connection with state licensing and branch offices.

        "Permitted Securitization" means any transaction or series of related transactions for the sale or financing of Purchased Mortgage Loans (the "Sold Loans") pursuant to which the Sold Loans are held by or transferred to a special purpose entity structured in a manner that enhances the credit or diminishes the bankruptcy risks attendant upon creditors of such entity (any such entity so structured, a "Special Purpose Entity"), and such transaction or transactions would not violate or be inconsistent with any statute, law, rule, regulation, judgment, order or decree applicable to a Seller, any of its Subsidiaries or any of their respective properties (including any thereof respecting fraudulent transfers or conveyances set forth in any applicable laws of any jurisdiction respecting the bankruptcy or insolvency of debtors).

        "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust or unincorporated organization or a governmental agency or political subdivision thereof.

        "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 112 of the Internal Revenue Code or Section 307 of ERISA and in respect of which a Seller or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "PMI Policy" means a policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.

        "Predatory Lending Practices" means any and all underwriting and lending policies, procedures and practices defined or enumerated in any local or municipal ordinance or regulation or any state or federal regulation or statute prohibiting, limiting or otherwise relating to the protection of consumers from such policies, procedures and practices. Such policies, practices and procedures may include charging excessive loan, broker, and closing fees, charging excessive rates of loan interest, making loans without regard to a consumer's ability to re-pay the loan, refinancing loans with no material benefit to the consumer, charging fees for services not actually performed, discriminating against consumers on the basis of race, gender, or age, failing to make proper disclosures to the consumer of the consumer's rights under federal and state law, and any other predatory lending policy, practice or procedure as defined by ordinance, regulation or statute.

        "Price Differential" means, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by the applicable Seller to Buyer with respect to such Transaction).

        "Pricing Rate" means, with respect to a Transaction, the per annum percentage rate specified in the related Confirmation for determination of the Price Differential that shall not exceed LIBOR as of the applicable Purchase Date plus the applicable Pricing Spread. Unless the Confirmation expressly indicates otherwise, the Pricing Rate shall be adjusted on each Business Day that the Transaction remains outstanding.

        "Pricing Spread" means, with respect to each Mortgage Loan, the applicable pricing spread as set forth in the Fee Letter.

        "Prime Rate" means the rate of interest last published by The Wall Street Journal, northeast edition, as the "prime rate." Any change in the Prime Rate shall be effective upon the publication of such changed rate.

        "Purchase Date" means the date on which Purchased Mortgage Loans are transferred by the applicable Seller to Buyer or its designee (including Custodian) as specified in the Confirmation.

        "Purchase Price" means on each Purchase Date, the price at which each Purchased Mortgage Loan is transferred by the applicable Seller to Buyer or its designee (including Custodian) that shall be equal to for each type of Mortgage Loan set forth in the first column below, the lowest of: (i) the product of the Market Value of such Mortgage Loan and the applicable percentage set forth below under the column labeled "A ", (ii) if such Purchased Mortgage Loan is a Performing Mortgage Loan, the product of the Securitization Value of such Mortgage Loan and the applicable percentage set forth under the column labeled "B" or, if such Purchased Mortgage Loan is a Workout Mortgage Loan, the product of the Estimated Recovery Value of such Mortgage Loan and the applicable percentage set for under the column labeled "C" and (iii) the product of the outstanding principal balance of such Mortgage Loan and the applicable percentage set forth below under the column labeled "D ":

		A	B	C	D
Mortgage Loan Type		% of Market Value	% of Securitization Value	% of Estimated Recovery Value	% of Outstanding Principal Balance
(a)	first lien Three Month Aged Mortgage Loans	97.0%	95.0%	N/A	98.5%
(b)	first lien Five Month Aged Mortgage Loans	95.0%	95.0%	N/A	97.5%
(c)	second lien Mortgage Loans	97.0%	95.0%	N/A	95.5%
(d)	Workout Mortgage Loans	80.0%	N/A	80.0%	75.0%

        "Purchased Mortgage Loans" means the Mortgage Loans sold by the applicable Seller to Buyer in a Transaction, any Additional Loans and any Substituted Mortgage Loans.

        "Qualified Insurer" means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

        "Rating Agency" means any of S&P, Moody's or Fitch Ratings, Inc., or any successor thereto.

        "Recourse Debt" means, with respect to any Person at any time, the aggregate consolidated Indebtedness of such Person minus (i) any Indebtedness of such Person and its subsidiaries that is fully subordinated to any obligations arising under this Agreement, minus (ii) Indebtedness of such Person relating to Permitted Securitizations or Structured Securities Debt accounted for as financings under Statement of Financial Accounting Standards No. 140 (or any successor statement).

        "Recourse Debt Leverage Ratio" means, with respect to any Person at any time, the ratio equal to (i) the Recourse Debt of such Person divided by (ii) the Adjusted Tangible Net Worth of such Person.

        "REIT" means a real estate investment trust, as defined under Section 856(a) of the Internal Revenue Code.

        "REIT Distribution Amount" means distributions reasonably necessary for FIC to maintain its REIT Status and not be subject to corporate level tax based on income or to excise tax under Section 4981 of the Internal Revenue Code.

        "REIT Status" means with respect to FIC, FIC's status as a REIT that satisfies the conditions and limitation set forth in Section 856(b) and 856(c) of the Internal Revenue Code.

        "REO" means a Mortgage Loan where title to the related Mortgaged Property has been acquired through foreclosure or by deed in lieu of foreclosure.

        "Replacement Loans" has the meaning specified in Section 14(b)(ii).

        "Repurchase Date" means the date on which the applicable Seller is to repurchase the Purchased Mortgage Loans from Buyer, including any date determined by application of the provisions of Sections 3 or 14, as specified in the Confirmation or otherwise; provided, that, in no event shall such date be more than one-hundred fifty (150) days after the Purchase Date. Notwithstanding the foregoing, the Repurchase Date for any Purchased Mortgage Loan shall be no later than the Final Repurchase Date.

        "Repurchase Price" means the price at which Purchased Mortgage Loans are to be transferred from Buyer or its designee (including Custodian) to the applicable Seller upon termination of a Transaction, which will be determined in each case as the sum of the Purchase Price and the Price Differential as of the date of such determination decreased by all cash, Income and Periodic Payments actually received by Buyer pursuant to Sections 4(a), 5(a) and 5(b), respectively, with respect to such Transaction.

        "Request for Purchase" means written notice of the applicable Seller's request to enter into a Transaction in the form of Exhibit IV. Such Request for Purchase shall specify the requested Purchase Date and include the Mortgage Loan Schedule containing information with respect to the Mortgage Loans that the applicable Seller proposes to sell to Buyer in connection with such Transaction.

        "Requirement of Law" means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Responsible Officer" means, as to any Person, the chief executive officer, chief operating officer, the chief financial officer or treasurer or any other officer having substantially the same authority and responsibility including any vice president with responsibility for or knowledge of such Person's financial matters.

        "S&P" means Standards & Poor's Ratings Group, a division of McGraw Hill Companies, Inc.

        "Securitization Value" means, as of any date with respect to any Performing Mortgage Loan, the price at which such Performing Mortgage Loan could be securitized and sold in a securitization as determined by Buyer in its sole reasonable discretion; provided, that the Securitization Value shall be deemed zero for any Mortgage Loan for which the Market Value thereof is deemed zero in accordance with the definition of Market Value.

        "Securitization Value Collateral Deficit" has the meaning specified in Section 4(a).

        "Seller" or "Sellers" have the meanings specified in Section 1. References in this Agreement to any obligations of Seller or Sellers shall mean that such obligations are joint and several obligations of FMC and FIC.

        "Servicer" means initially, FMC; provided, that upon the occurrence of the conditions set forth in Section 25(f), at Buyer's option, the Backup Servicer.

        "Servicing Agreement" means any agreement for the servicing of the Purchased Mortgage Loans entered into between Buyer and/or Sellers and any Servicer from time to time, if any.

        "Servicing Records" has the meaning specified in Section 25.

        "Short Term Debt" means, as of any date, with respect to any Person, all items of Indebtedness that would be included in determining liabilities as shown on the liability side of a statement of condition of such Person (prepared in accordance with GAAP) that have a maturity date of less than one year.

        "Structured Securities Debt" means Indebtedness incurred by Acceptable SPV, provided (a) that such Indebtedness is non-recourse to any shareholder or equity owner of such Acceptable SPV, (b) such Indebtedness is publicly issued Indebtedness of the Acceptable SPV and (c) such Indebtedness is rated by at least one Rating Agency.

        "Sold Loans" and "Special Purpose Entity" have the meaning specified in the definition of "Permitted Securitization".

        "Subprime Mortgage Loan" means a whole Mortgage Loan that has been originated by the applicable Seller and is a "subprime" credit grade Mortgage Loan as determined in accordance with the applicable Seller's Underwriting Guidelines and that is (i) payable in monthly installments of principal and interest sufficient to fully amortize the Mortgage Loan by the stated maturity date (except with respect to Mortgage Loans identified as having been underwritten in accordance with the applicable Seller's "interest only" program and Balloon Mortgage Loans) and (ii) secured by a first or second priority lien Mortgage on a single (i.e. one to four family) dwelling unit.

        "Subsidiary" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to " Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of a Seller.

        "Substituted Mortgage Loans" means any Mortgage Loans substituted for Purchased Mortgage Loans in accordance with Section 9.

        "Three Month Aged Mortgage Loan" means a Performing Mortgage Loan for which ninety (90) or fewer days have elapsed since the Purchase Date of such Performing Mortgage Loan.

        "Total Leverage Ratio" means, with respect to any Person at any time, the ratio equal to (i) the aggregate consolidated Indebtedness of such Person divided by (ii) the Adjusted Tangible Net Worth of such Person.

        "Total Facility Amount" has the meaning specified in Section 3(g).

        "Transaction" has the meaning specified in Section 1.

        "Transferable Interest" shall mean Buyer's rights and obligations under this Agreement and the other Facility Documents (including all or a portion of any Transactions) not to exceed, in the aggregate, 80% of the Total Facility Amount.

        "Trust Receipt" means a trust receipt issued by Custodian to Buyer confirming Custodian's possession of certain mortgage loan files that are the property of and held by Custodian for the benefit of Buyer or the registered holder of such trust receipt.

        "Uncommitted Credit" shall mean, with respect to any Person, the aggregate debt capital commitments of such Person under all uncommitted lines of credit (secured by Mortgage Loans) and uncommitted Mortgage Loan warehouse or repurchase facilities.

        "Underwriting Guidelines" means the underwriting guidelines of each Seller attached as Schedule 2 hereto, as amended, modified or supplemented from time to time.

        "Uniform Commercial Code" means the Uniform Commercial Code as in effect on the date in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

        "VA" means the Veterans Administration or any successor thereto.

        "VA Approved Lender" means a lender approved by the VA under the VA Regulations to act as a lender in connection with the origination of VA Mortgage Loans.

        "VA Guaranty" means a guaranty granted by the VA with respect to any Mortgage Loan.

        "VA Mortgage Loan" means any Mortgage Loan that is subject to a VA Guaranty and eligible for reimbursement thereunder.

        "VA Regulations" means regulations promulgated by the VA pursuant to the Readjustment Act, codified in 38 Code of Federal Regulations, and other VA issuances relating to VA Mortgage Loans, including related handbooks, circulars, notices and mortgage letters.

        "Wet Ink Mortgage Loan" means a closed Purchased Mortgage Loan for which all of the documents required to be contained in the Mortgage File have not been delivered to Custodian on or prior to the Purchase Date with respect to such Mortgage Loan.

        "Whole Loan Sale" means a sale of the Purchased Mortgage Loans by a Seller (other than in connection with a Permitted Securitization).

        "Workout Mortgage Loan" means a Mortgage Loan that is Delinquent for sixty (60) or more days but not more than one-hundred seventy nine (179) days and that is a Dry Ink Mortgage Loan and has not otherwise been subject to a warehouse or repurchase facility with a Person other than Buyer or an Affiliate of Buyer.

3.    CONDITIONS PRECEDENT; INITIATION; CONFIRMATION; TERMINATION; MAXIMUM TRANSACTION AMOUNTS

        (a)    Conditions Precedent to Initial Transaction.    Buyer's obligation to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

          (i)    Agreement.    This Agreement, duly completed, executed and delivered by Sellers;

          (ii)   Custodial Agreement.    The Custodial Agreement, duly executed and delivered by Sellers and Custodian;

          (iii)  Uniform Commercial Code Filings.    Any filings requested or required under the Uniform Commercial Code duly completed and executed and such other actions as Buyer shall have requested in order to perfect the security interests created pursuant to this Agreement;

          (iv)  Fee Letter.    The Fee Letter, duly executed and delivered by Sellers and executed by Purchaser;

          (v)   Electronic Tracking Agreement.    The Electronic Tracking Agreement, duly executed and delivered by Sellers, MERS and MERSCORP, Inc;

          (vi)  Opinion of Counsel.    An opinion or opinions of counsel favorable to Buyer with respect to each Seller;

          (vii) Secretary's Certificate.    A certificate of the Secretary of FIC and of FMC certifying to such matters as may be required by Buyer; and

          (viii) Other Documents.    Such other documents as Buyer may reasonably request.

        (b)    Conditions Precedent to all Transactions.    Except as provided below, Buyer's obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

          (i)    the applicable Seller shall have delivered to Buyer and Custodian a Request for Purchase at least one Business Day prior to the proposed Purchase Date specified in such Request for Purchase (including in the Mortgage Loan Schedule attached thereto the Collateral Information, which may be transmitted by direct electronic transmission or via a computer diskette, in either case in Excel format);

          (ii)   other than with respect to Wet Ink Mortgage Loans, Buyer shall have received from Custodian a Trust Receipt with exceptions as are acceptable to Buyer in its discretion in respect of Mortgage Loans to be sold hereunder on the applicable Purchase Date and a Mortgage Loan Schedule, in each case dated such Purchase Date and duly completed;

          (iii)  with respect to each Purchased Mortgage Loan included in such Transaction pursuant to which any Person has a security interest, pledge, hypothecation or Lien for the benefit of such Person prior to such loan being subject to such Transaction, the applicable Seller shall have delivered to Buyer either (x) a Security Release Certification, in the form of Exhibit X hereto, executed by an authorized officer of the Person that had a security interest, pledge, hypothecation or Lien for the benefit of such person or (y) a bailee letter in a form reasonably acceptable to Buyer and executed by an authorized officer of the Person that had a security interest, pledge, hypothecation or Lien for the benefit of such Person, which letter states the payoff amount for such Purchased Mortgage Loan;

          (iv)  Buyer shall have completed its due diligence to its reasonable satisfaction with respect to each Mortgage Loan to be purchased on such Purchase Date;

          (v)   no Default or Event of Default shall have occurred and be continuing;

          (vi)  Buyer shall have approved the applicable Seller's Underwriting Guidelines applicable to such Transaction; and

          (vii) no Collateral Deficit exists.

        (c)    Initiation and Confirmation.

          (i)    Each agreement to enter into a Transaction must be entered into in writing at the initiation of the applicable Seller by such Seller's delivery of a Request for Purchase to Buyer. Buyer shall confirm the terms of each Transaction by issuing a written confirmation to the applicable Seller promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a "Confirmation"). Such Confirmation shall describe the Purchased Mortgage Loans, identify Buyer and the applicable Seller and set forth (i) the Purchase Date, (ii) the Purchase Price, (iii) the Repurchase Date, (iv) the Pricing Rate applicable to the Transaction, (v) the applicable Collateral Maintenance Percentages and (vi) additional terms or conditions not inconsistent with this Agreement. After receipt of the Confirmation, the applicable Seller shall, subject to the provisions of subsection (c)(iii) below, sign the Confirmation and promptly return it to Buyer. The aggregate Purchase Price for all Transactions subject to any single Request for Purchase shall not be less than $750,000. Buyer shall not have any obligation to enter into more than two Transactions on any Business Day.

          (ii)   Any Confirmation by Buyer shall be deemed to have been received by the applicable Seller on the date actually received by such Seller.

          (iii)  Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the applicable Seller no more than three (3) Business Days after the date the Confirmation was received by such Seller or unless a corrected Confirmation is sent by Buyer. An objection sent by the applicable Seller must state specifically that such writing is an objection to a Confirmation and must specify the provision(s) being objected to by such Seller, must set forth such provision(s) in the manner that such Seller believes they should be stated, and must be received by Buyer no more than three (3) Business Days after the Confirmation was received by such Seller.

        (d)    Limitation on Pricing Rate Used; Illegality.    Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Pricing Rate:

          (i)    Buyer reasonably determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR" in Section 2 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the Pricing Rates as provided herein; or

          (ii)   Buyer reasonably determines, which determination shall be conclusive, that the relevant rate of interest referred to in the definition of "Pricing Rate" in Section 2 hereof upon the basis of which the Pricing Rate is to be determined is not likely to equal the cost to Buyer of purchasing the Purchased Mortgage Loans using such Pricing Rate; or

          (iii)  it becomes unlawful for Buyer to honor its obligation to purchase Mortgage Loans hereunder using a Pricing Rate based upon LIBOR;

then Buyer shall give Sellers prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to enter into additional Transactions, and each Seller shall, at such Seller's option, either repurchase all Purchased Mortgage Loans then subject to then outstanding Transactions or the Pricing Rate shall be determined based upon the rate selected by Buyer in a manner that is reasonably satisfactory to Buyer so as to adequately reflect the cost to Buyer of purchasing the Purchased Mortgage Loans using such substituted Pricing Rate (in which case Buyer shall continue to be obligated to enter into additional Transactions using that substituted Pricing Rate).

        (e)    Additional Costs.    The applicable Seller shall pay directly to Buyer from time to time such amounts as Buyer may determine to be necessary to compensate Buyer for any costs that Buyer determines are attributable to its using a LIBOR-based Pricing Rate or its obligation to use a LIBOR-based Pricing Rate hereunder, or any reduction in any amount receivable by Buyer hereunder in respect of the Pricing Rate (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any change occurring after the date hereof that:

          (i)    shall subject Buyer to any tax, duty or other charge in respect of such LIBOR-based Pricing Rate or changes the basis of taxation of any amounts payable to such Buyer under this Agreement in respect of any of such LIBOR-based Pricing Rate (excluding changes in the rate of tax on the overall net income of such Buyer by the jurisdiction in which Buyer has its principal office); or

          (ii)   imposes or modifies any reserve, special deposit or similar requirements relating to any LIBOR-based Pricing Rate; or

          (iii)  imposes any other condition affecting this Agreement or the transactions contemplated hereby or thereby.

Buyer shall deliver to the applicable Seller a statement setting forth the amount and basis of determination of any Additional Costs in such detail as determined in good faith by Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon such Seller, absent manifest error. Notwithstanding anything to the contrary contained herein, neither Seller shall be under any obligations to compensate Buyer for any Additional Costs that Buyer becomes entitled to claim hereunder for any period prior to the date that is 120 days prior to a notice of such claim if Buyer knew or would have been expected to know of the circumstances giving rise to such Additional Costs and of the fact that such circumstances could be expected to result in a claim for Additional Costs.

        (f)    Termination and Repurchase.

          (i)    The applicable Seller may at any time and from time to time repurchase the Purchased Mortgage Loans subject to a Transaction, in whole or in part, in connection with a Permitted Securitization or a Whole Loan Sale, upon irrevocable notice to Buyer by 4:00 p.m. (New York City time) on the Business Day of such repurchase specifying the amount required to be paid in connection with such repurchase pursuant to Section 5(d). If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to the succeeding paragraph.

          (ii)   Unless otherwise consented to by Buyer, which consent shall be given or withheld in its discretion, any Permitted Securitization or Whole Loan Sale must be made with an Approved Investor.

          (iii)  On the Repurchase Date, termination of the Transaction will be effected by transfer to the applicable Seller or its designee of the Purchased Mortgage Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Section 5) against the simultaneous transfer of the amount required to be paid in connection with such repurchase plus any Breakage Costs payable by such Seller to Buyer pursuant to the succeeding paragraph to an account of Buyer. The applicable Seller is obligated to obtain the Mortgage Files from Buyer or its designee at such Seller's expense on the Repurchase Date.

          (iv)  If the applicable Seller repurchases the Purchased Mortgage Loans subject to a Transaction on any day or otherwise transfers funds to Buyer pursuant to its obligations hereunder on any day that is not a Repurchase Date, such Seller shall indemnify Buyer and hold Buyer harmless from any loss or expense that Buyer sustains or incurs arising from the reemployment of funds obtained by Buyer hereunder or from fees actually paid by Buyer to terminate the deposits from which such funds were obtained, but not including loss of profit ("Breakage Costs"). Buyer shall deliver to the applicable Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as reasonably determined in good faith by Buyer, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon such Seller, absent manifest error. This Section shall survive termination of this Agreement and repurchase of all Purchased Mortgage Loans subject to Transactions hereunder.

        (g)    Maximum Facility Amount.    With respect to all Transactions hereunder, the aggregate Purchase Price for all Purchased Mortgage Loans at any one time subject to then outstanding Transactions shall not exceed FIVE HUNDRED MILLION DOLLARS ($500,000,000) (the "Total Facility Amount").

        (h)    Seller Payment Obligations Absolute.    Subject to the provisions of Section 5(f), clause (ii) of Section 15 and of Section 27 (if applicable) of this Agreement, the obligation of the applicable Seller to make payment of the Repurchase Price and to make any and all other payments required to be made by such Seller to Buyer under this Agreement, any Confirmation or any other Facility Document shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, notwithstanding the existence of any claim, set-off right, defense or other right that such Seller, any of its Subsidiaries or Affiliates or any other Person may at any time have against Buyer or any other Person, whether in connection with this Agreement or any other related or unrelated agreements or transactions, and such Seller hereby waives its right to exercise any such claim, set-off right, defense or other right to the extent such exercise would have the purpose or effect of offsetting any or all of such Seller's payment obligations under this Agreement, any Confirmation or any other Facility Document.

4.     COLLATERAL MAINTENANCE AMOUNT

        (a)   Buyer shall mark to market the Purchased Mortgage Loans in its discretion, but at least monthly. If at any time the aggregate Market Value of all Purchased Mortgage Loans subject to then outstanding Transactions is less than the aggregate Collateral Maintenance Amount for all such Transactions (a "Market Value Collateral Deficit"), then Buyer may by notice to Sellers require Sellers to transfer to Buyer or its designee (including Custodian) additional loans ("Additional Loans") or cash or other collateral acceptable to Buyer, so that the cash and aggregate Market Value of the Purchased Mortgage Loans and other collateral, including any such Additional Loans, will thereupon equal or exceed the aggregate Collateral Maintenance Amount. If at any time the aggregate Securitization Value of all Performing Mortgage Loans subject to then outstanding Transactions is less than the aggregate Collateral Maintenance Amount for all such Transactions (a "Securitization Value Collateral Deficit"), then Buyer may by notice to Sellers require Sellers to transfer to Buyer or its designee (including Custodian) Additional Loans or cash or other collateral acceptable to Buyer, so that the cash and aggregate Securitization Value of the Purchased Mortgage Loans and other collateral, including any such Additional Loans, will thereupon equal or exceed the aggregate Collateral Maintenance Amount. If at any time the aggregate Estimated Recovery Value of all Workout Mortgage Loans subject to then outstanding Transactions is less than the aggregate Collateral Maintenance Amount for all such Transactions (an "ERV Collateral Deficit"), then Buyer may by notice to Sellers require Sellers to transfer to Buyer or its designee (including Custodian) Additional Loans or cash or other collateral acceptable to Buyer, so that the cash and aggregate Estimated Recovery Value of the Purchased Mortgage Loans and other collateral, including any such Additional Loans, will thereupon equal or exceed the aggregate Collateral Maintenance Amount.

        (b)   Notice required pursuant to subsection (a) above may be given by means of electronic mail. The applicable Seller shall transfer Additional Loans or cash pursuant to subsection (a) above not later than 3:00 p.m. on the Business Day following the receipt of such notice. The failure of Buyer, on any one or more occasions, to exercise its rights under subsection (a) of this Section shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Buyer and Sellers agree that a failure or delay to exercise its rights under subsection (a) of this Section shall not limit Buyer's rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

        (c)   In the event that either Seller fails to comply with the provisions of this Section 4, Buyer shall not be obligated to enter into any additional Transactions hereunder after the date of such failure.

5.     INCOME PAYMENTS

        (a)   Where a particular Transaction's term extends over an Income Payment Date on the Purchased Mortgage Loans subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, so long as no Event of Default shall have occurred or be continuing, the applicable Seller shall be entitled to retain that Income.

        (b)   As soon as received from each Mortgagor, the applicable Seller or Servicer shall deposit all Income relating to any Purchased Mortgage Loan in the Collection Account, and shall deposit all tax and insurance escrow payments (and other similar payments) relating to any Purchased Mortgage Loan in the Escrow Account.

        (c)   Each Seller has established, and shall maintain for Buyer's benefit, with a financial institution acceptable to Buyer (the "Backup Collection Account Bank") one or more collection accounts

(together, the "Backup Collection Account") and escrow accounts (together, the "Backup Escrow Account") pledged to Buyer. At any time that a Default or an Event of Default has occurred and is continuing, at the direction of the Buyer, as soon as received from each Mortgagor, the applicable Seller or Servicer shall deposit each Mortgagor's Income, all tax and insurance escrow payments and other such payments relating to any Purchased Mortgage Loans in such Seller's deposit account that it generally employs for deposits of such collections and within one Business Day of receipt, remit the same to the Backup Collection Account Bank. The Backup Collection Account Bank shall upon receipt thereof promptly remit all Income (including all cash, checks and other near cash items) to the Backup Collection Account and all tax and insurance escrow payments to the Backup Escrow Accounts. The Backup Collection Accounts may be interest-bearing and such accounts shall be entitled "FIELDSTONE MORTGAGE COMPANY, IN TRUST FOR LEHMAN BROTHERS BANK, FSB" and "FIELDSTONE INVESTMENT CORPORATION, IN TRUST FOR LEHMAN BROTHERS BANK". The Backup Escrow Accounts may be interest-bearing and such accounts shall be entitled "FIELDSTONE MORTGAGE COMPANY, IN TRUST FOR LEHMAN BROTHERS BANK, FSB, AND VARIOUS MORTGAGORS" and "FIELDSTONE INVESTMENT CORPORATION, IN TRUST FOR LEHMAN BROTHERS BANK, AND VARIOUS MORTGAGORS". Prior to the date of the first Transaction, each Seller has caused the Backup Collection Account Bank to deliver to Buyer agreements between each Seller and Buyer and the Backup Collection Account Bank, substantially in the form of Exhibit VII hereto, with such modifications thereto as Buyer may require or permit in its discretion (the "Backup Collection Account Agreements") in which the Backup Collection Account Bank acknowledges Buyer's security interest in the Backup Collection Account and the Backup Escrow Account and agrees that upon receipt of notice that an Event of Default has occurred and is continuing, the Backup Collection Account Bank shall only withdraw funds from the Backup Collection Account or the Backup Escrow Account, respectively, on instructions of Buyer (other than for payment of servicing fees and ancillary income due and owing to Servicer and reimbursement of servicing advances under any servicing agreement). Prior to the delivery by Buyer to the Backup Collection Account Bank of the notice referred to in the immediately preceding sentence, all Income and all tax and insurance escrow payments held in the Backup Collection Account or the Backup Escrow Account, respectively, may be withdrawn by the applicable Seller or Servicer for servicing of the Purchased Mortgage Loans and administration of escrow-related matters pertaining to the Purchased Mortgage Loans and any other purposes approved by Buyer.

        (d)   Notwithstanding that Buyer and Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans, the applicable Seller shall pay by wire transfer to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by such Seller to Buyer) (each such payment, a "Periodic Payment") on each Payment Date. Not later than 2:00 p.m. on each Payment Date, Buyer shall give the applicable Seller notice of the amount of the Periodic Payment; provided, however, that the failure of Buyer to give such notice shall not relieve such Seller of its obligation to pay the Periodic Payment. The Price Differential shall accrue, be calculated and be compounded on a daily basis for each Purchased Mortgage Loan.

        (e)   In the event the applicable Seller repurchases the Purchased Mortgage Loans in connection with a Whole Loan Sale or a Permitted Securitization, such Seller shall simultaneous with the closing thereof apply the net proceeds (after payment of all reasonable costs and expenses incurred in connection therewith) from such Whole Loan Sale or Permitted Securitization to pay the Repurchase Price (exclusive of the Price Differential) of all Purchased Mortgage Loans that are the subject of such Whole Loan Sale or Permitted Securitization, and shall be permitted to retain the remainder; provided, that such Seller shall remit to Buyer on the next Payment Date the total Price Differential with respect to such Mortgage Loans.

        (f)    Subject to the provisions hereof, and to the extent available for distribution, all Income held in the Collection Account, as of the close of business on the Business Day immediately preceding each

Payment Date shall be distributed by the applicable Seller or Servicer, on each Payment Date in the following order of priority:

          FIRST: To Servicer (but only if Backup Servicer is the Servicer) in payment of any reasonable servicing fees and ancillary income under any Servicing Agreement due and owing and for reimbursement of servicing advances under any Servicing Agreement;

          SECOND: To Buyer in an amount sufficient to pay:

            (i)    any Periodic Payment due and owing;

            (ii)   the amount of any Collateral Deficit; and

            (iii)  the amount of any fees or expenses or other amounts due and owing to Buyer hereunder or in the Facility Documents;

          THIRD: To the applicable Seller in an amount equal to any surplus then remaining;

  provided, that if an Event of Default shall have occurred and be continuing, all funds in the Collection Account or the Backup Collection Account, as the case may be, shall be distributed by Buyer, on each Business Day in the following order or priority:

          FIRST: To Servicer (but only if Backup Servicer is the Servicer) in payment of any reasonable servicing fees and ancillary income under any Servicing Agreement due and owing and for reimbursement of servicing advances under any Servicing Agreement and Custodian's fees under the Custodial Agreement.

          SECOND: To payment of Buyer of the amounts as set forth in the subheading entitled "SECOND" in this Subsection (f) above;

          THIRD: To payment of any then outstanding and due Repurchase Price for all Transactions;

          FOURTH: To any additional amounts owing to Buyer hereunder; and

          FIFTH: Any surplus then remaining shall be paid to the applicable Seller or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

        (g)   Buyer shall offset against the Repurchase Price of each Transaction all Income and Periodic Payments actually received by Buyer pursuant to Sections 5(a) through (f).

6.     SECURITY INTEREST

        (a)   Buyer and Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Mortgage Loans and not loans from Buyer to the applicable Seller secured by the Purchased Mortgage Loans. However, in order to preserve Buyer's rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans, and as security for the performance by each Seller of all of its obligations to Buyer under, this Agreement, the other Facility Documents and the Transactions entered into pursuant to this Agreement, each Seller grants to Buyer a security interest in and to such Seller's right, title and interest in the Purchased Mortgage Loans, Servicing Records, purchase commitments, insurance and guarantees relating to the Purchased Mortgage Loans, Mortgage Notes, Mortgages, Income, any and all Hedges, any and all Servicing Agreements and any Backup Collection Account and, to the extent permitted by law, any Backup Escrow Account, and any other general intangibles, instruments, supporting obligations, and other assets relating to the Purchased Mortgage Loans or any interest in the Purchased Mortgage Loans and the servicing of the Purchased Mortgage Loans and any and all replacements or substitutions for, distributions on or proceeds of any and all of the foregoing (collectively, and together with all other property or interests in which either Seller grants a security interest to Buyer under the Facility Documents, the "Collateral").

        (b)   Sellers shall pay all fees and expenses associated with perfecting and maintaining Buyer's security interest (and ownership interest) in the Collateral (including the cost of filing financing statements under the Uniform Commercial Code and recording assignments of Mortgage, as and when required by Buyer in its discretion). Sellers shall take such further actions as are necessary in order to perfect Buyer's first priority security interest in any Hedges.

7.     PAYMENT, TRANSFER AND CUSTODY

        (a)   Unless otherwise mutually agreed in writing, all transfers of funds hereunder shall be in Dollars in immediately available funds.

        (b)   On or before each Purchase Date, the applicable Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery Form and the Custodial Delivery.

        (c)   On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account of the applicable Seller specified in the Confirmation. The applicable Seller, simultaneously with the delivery to Buyer or its designee (including Custodian) of the Purchased Mortgage Loans relating to each Transaction, hereby sells, transfers, conveys and assigns to Buyer or its designee (including Custodian) without recourse, but subject to the terms of this Agreement, all the right, title and interest of such Seller in and to the Purchased Mortgage Loans together with all right, title and interest in and to the proceeds of any related insurance policies.

        (d)   In connection with each sale, transfer, conveyance and assignment, on or prior to each Purchase Date with respect to each Mortgage Loan that is not a Wet Ink Mortgage Loan, the applicable Seller shall deliver or cause to be delivered and released to Custodian the following original documents (collectively the "Mortgage File"), pertaining to each of the Purchased Mortgage Loans identified in the Custodial Delivery Form delivered therewith:

          (i)    the original Mortgage Note bearing all intervening endorsements (or allonges), endorsed "Pay to the order of            , without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: "[the Last Endorsee], successor by merger to [name of predecessor]"; in the event that the Mortgage Loan was acquired or originated while doing business under another name, the signature must be in the following form: "[the Last Endorsee], formerly known as [previous name]");

          (ii)   the original of any guarantee executed in connection with the Mortgage Note (if any);

          (iii)  the original Mortgage with evidence of recording thereon or a copy certified by such Seller, its agent or the title company on behalf of Seller that have been sent for recording;

          (iv)  the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies certified by such Seller, its agent or the title company on behalf of such Seller to have been sent for recording, if any;

          (v)   the original assignment of Mortgage in blank for each Mortgage Loan (or, if such Mortgage Loan is and will be registered on the MERS® System, showing MERS as the assignee of such Mortgage, unless such Mortgage Loan is a MOM Loan, in which case no assignment of Mortgage shall be required), in form and substance acceptable for recording and signed in the name of the last endorsee thereof (in the event that the Mortgage Loan was acquired by the last endorsee in a merger, the signature must be in the following form: "[the last endorsee], successor by merger to [name of predecessor]"; in the event that the Mortgage Loan was acquired or originated while doing business under another name, the signature must be in the following form: "[the last endorsee], formerly known as [previous name]");

          (vi)  the originals of all intervening assignments of mortgage with evidence of recording thereon or copies certified by such Seller to have been sent for recording, if any;

          (vii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if any);

          (viii) the original policy of title insurance or a true copy thereof or, if such policy has not yet been delivered by the insurer, the commitment or binder to issue the same (which may be marked by the title insurance company) and a certified copy of mortgage insurance, if applicable; and

          (ix)  the original power of attorney, if any, or a copy thereof certified by such Seller to have been sent for recording, for any document described above.

        (e)   In connection with each sale, transfer, conveyance and assignment, with respect to each Mortgage Loan that is a Wet Ink Mortgage Loan, (x) on each Purchase Date, the applicable Seller shall cause the related form of Custodial Delivery with all required documentation for each funded Mortgage Loan to be delivered to Custodian and (y) on or prior to 4:00 p.m. (New York City time) on the seventh (7th) Business Day following each Purchase Date, such Seller shall deliver or cause to be delivered to Custodian all of the documents required to be contained in the Mortgage File. On the date on which Buyer receives a Trust Receipt from Custodian certifying that all of the documents required to be contained in Mortgage File with respect to a Wet Ink Mortgage Loan are in the possession of Custodian, such Wet Ink Mortgage Loan be deemed a Dry Ink Mortgage Loan (and no longer a Wet Ink Mortgage Loan) for all purposes hereunder, including determination of the Pricing Spread.

        (f)    With respect to each Mortgage Loan delivered by the applicable Seller to Buyer or its designee (including Custodian), such Seller shall have executed an omnibus power of attorney substantially in the form of Exhibit VI attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to complete and record the assignment of Mortgage, complete the endorsement of the Mortgage Note and take such other steps as may be necessary or desirable to enforce Buyer's rights against such Mortgage Loans, the related Mortgage Files and the Servicing Records.

        (g)   Buyer shall deposit the Mortgage Files representing the Purchased Mortgage Loans, or direct that the Mortgage Files be deposited directly, with Custodian. The Mortgage Files shall be maintained in accordance with the Custodial Agreement.

        (h)   Any Mortgage Files not delivered to Buyer or its designee (including Custodian) are and shall be held in trust by the applicable Seller or its designee for the benefit of Buyer as the owner thereof. The applicable Seller or its designee shall maintain a copy of the Mortgage File and the originals of the Mortgage File not delivered to Buyer or its designee. The possession of the Mortgage File by the applicable Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Mortgage Loan, and such retention and possession by such Seller or its designee is in a custodial capacity only. The books and records (including any computer records or tapes) of the applicable Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Mortgage Loan to Buyer. The applicable Seller or its designee (including Custodian) shall release its custody of the Mortgage File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Mortgage Loans or is in connection with a repurchase of any Purchased Mortgage Loan by such Seller.

        (i)    From time to time, a Seller may request in writing that Buyer agree to have the Purchased Mortgage Loans registered on the MERS mortgage electronic registry system (the "MERS® System") such that the mortgagee of record under such Purchased Mortgage Loans shall be identified as

Mortgage Electronic Registration Systems, Inc. ("MERS"). If Buyer agrees to such registration, then prior to effecting such registration for any Purchased Mortgage Loan, Sellers shall deliver to Buyer an Electronic Tracking Agreement in form and substance acceptable to Buyer duly executed by Buyer, Sellers, MERS and MERSCORP, Inc.

8.     REHYPOTHECATION OR PLEDGE OF PURCHASED MORTGAGE LOANS

        Title to all Purchased Mortgage Loans shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise assigning, syndicating, participating, sub-participating, pledging, repledging, hypothecating, or rehypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Sellers pursuant to Section 3. Sellers shall cooperate with Buyer's reasonable requests to complete such assignments, syndication, participation or pledge. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Mortgage Loans delivered to Buyer by either Seller. In the event that there is a material adverse change or other development in the repurchase markets that results in Buyer being unable to finance its position through the repurchase market with its traditional repurchase counterparties, Buyer may accelerate the Repurchase Date for any outstanding Transactions following reasonable written notice to the applicable Seller of the occurrence of such event.

        Without limiting the foregoing or any other provision of this Agreement, Buyer may sell participations to one or more entities in or to all or a portion of its Transferable Interests; provided, that (i) Buyer's obligations under this Agreement shall remain unchanged; (ii) Buyer shall remain solely responsible to Sellers for the performance of such obligations, and Sellers shall continue to deal solely and directly with Buyer in connection with Buyer's rights and obligations under this Agreement and the other Facility Documents; and (iii) no participant under any such participation shall have any right to approve any modification, amendment or waiver of any of the terms of any of the Facility Documents, provided that Buyer may be required to obtain the consent of any participant prior to agreeing to any such modification, amendment or waiver which would, with respect to any Transaction, (x) extend the Final Repurchase Date; (y) waive the payment of the Repurchase Price or any portion thereof or (z) decrease the Pricing Rate. Each Seller agrees that each participant shall be entitled to the benefits of Sections 3(e), 3(f) and 20 of this Agreement with respect to its participation in any portion of the Transactions and this facility as if it were Buyer hereunder; provided, however, that such benefits shall not exceed in the aggregate that amount the Buyer would have been entitled to receive had Buyer sold no such participations. Buyer may furnish information concerning Sellers in accordance with Section 30(g) of this Agreement from time to time to participants (including prospective participants); provided that such participant or prospective participant agrees to hold such information subject to the confidentiality provisions of this Agreement.

9.     SUBSTITUTION

        (a)   Subject to Section 9(b) and the agreement of Buyer, the applicable Seller may, on any Business Day, upon one (1) Business Day's written notice to Buyer, substitute substantially the same Mortgage Loans for any Purchased Mortgage Loans; provided, that Buyer may elect, by the close of business on the Business Day after notice is received, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by the applicable Seller's transfer to Buyer of such other Mortgage Loans and Buyer's transfer to such Seller of such Purchased Mortgage Loans, and after substitution, the substituted Mortgage Loans shall be deemed to be Purchased Mortgage Loans. In the event Buyer elects not to accept such substitution, Buyer shall offer the applicable Seller the right to terminate the Transaction.

        (b)   Notwithstanding anything to the contrary in this Agreement, the applicable Seller may not substitute other Mortgage Loans or other assets for any Purchased Mortgage Loans if (i) after taking into account such substitution, a Collateral Deficit would occur, (ii) such substitution would cause a breach of any provision of this Agreement, (iii) the Market Value of the Mortgage Loans or assets substituted is less than the Market Value of such Purchased Mortgage Loans, or (iv) an Event of Default has occurred and is continuing.

        (c)   In the event the applicable Seller exercises its right to substitute or terminate under Section 9(a), such Seller shall be obligated to pay to Buyer, by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to (i) Buyer's actual cost (including all fees, expenses and commissions) of (A) entering into replacement transactions; (B) entering into or terminating hedge transactions; and/or (C) terminating transactions or substituting mortgage loans in like transactions with third parties in connection with or as a result of such substitution or termination, and (ii) to the extent Buyer determines not to enter replacement transactions, the actual loss incurred by Buyer directly arising or resulting from such substitution or termination. The foregoing amounts shall be solely determined and calculated by Buyer in good faith.

10.   REPRESENTATIONS AND WARRANTIES

        (a)   Each Seller represents and warrants to Buyer that (i) it is duly authorized to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) it will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by Buyer in its sole discretion, as agent for a disclosed principal); (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf; (iv) no approval, consent or authorization of the Transactions contemplated by this Agreement from any federal, state, or local regulatory authority having jurisdiction over it is required or, if required, such approval, consent or authorization has been or will, prior to the first Purchase Date, be obtained; (v) the execution, delivery, and performance of this Agreement and the Transactions hereunder will not violate any law, regulation, order, judgment, decree, ordinance, charter, by-law, or rule applicable to it or its property or constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under or result in a breach of any agreement or other instrument by which it is bound or by which any of its assets are affected; (vi) it has received approval and authorization to enter into this Agreement and each and every Transaction actually entered into hereunder pursuant to its internal policies and procedures; and (vii) neither this Agreement nor any Transaction pursuant hereto are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

        (b)   Each Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Mortgage Loans by Buyer from the applicable Seller and as of the date of this Agreement and any Transaction hereunder and at all times while this Agreement and any Transaction hereunder is in full force and effect:

          (i)    Organization.    Each of FMC and FIC is duly organized, validly existing and in good standing under the laws and regulations of the state of Maryland and each of FMC and FIC is duly licensed, qualified, and in good standing in every state where FMC or FIC, as the case may be, transacts business and in any state where any Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by FMC or FIC, as the case may be, therein.

          (ii)    No Litigation.    There is no action, suit, proceeding, arbitration or investigation pending or, to Seller's knowledge, threatened against Seller which, either in any one instance or in the aggregate, is reasonably likely to result in a Material Adverse Effect or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted, or in any material liability on the party of Seller, would be likely to impair materially the ability of Seller to perform under the terms of this Agreement.

          (iii)    No Broker.    Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement.

          (iv)    Good Title to Collateral.    The Purchased Mortgage Loans shall be free and clear of any lien, encumbrance or impediment to transfer, and Seller has good, valid and marketable title (excluding liens in favor of Buyer) and the right to sell and transfer such Purchased Mortgage Loans to Buyer free and clear of all liens (excluding liens in favor of Buyer).

          (v)    Delivery of Mortgage File.    With respect to each Purchased Mortgage Loan (other than a Wet Ink Mortgage Loan), the Mortgage Note, the Mortgage, the assignment of Mortgage and any other documents required to be delivered under this Agreement and the Custodial Agreement for the Mortgage Loans have been or will be delivered to Custodian. Seller or its designee is in possession of a complete, true and accurate Mortgage File with respect to the Mortgage Loans, except for such documents that have been delivered to Custodian.

          (vi)    Selection Process.    The Purchased Mortgage Loans were selected from among the outstanding mortgage loans in Seller's portfolio as to which the representations and warranties set forth in this Agreement could be made and such selection was not made in a manner so as to affect adversely the interests of Buyer.

          (vii)    No Untrue Statements.    Neither this Agreement nor any written statement made, or any report or other document issued or delivered or to be issued or delivered by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

          (viii)    Origination Practices.    The origination practices used by Seller with respect to each Mortgage Loan (A) have been and are in all respects legal and proper in the mortgage origination business and (B) are in accordance with the Underwriting Guidelines previously supplied by Seller to Buyer.

          (ix)    Performance of Agreement.    Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement on its part to be performed.

          (x)    Seller Not Insolvent.    Seller is not, and with the passage of time does not expect to become, insolvent.

          (xi)    No Event of Default.    No Default or Event of Default has occurred and is continuing hereunder.

          (xii)    Financial Condition.

            (A)  The consolidated balance sheet of FIC and its respective consolidated Subsidiaries, as at December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal year ended on each such date, copies of which have heretofore been furnished to Buyer, are complete and correct and present fairly in accordance with GAAP the consolidated or consolidating financial condition of FIC and its Subsidiaries as at such dates, and the results of their operations and their cash flows for the fiscal year then ended.

            (B)  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

            (C)  FIC nor any of its Subsidiaries had not, at the date of the most recent financial statements referred to above, any material Guarantee Obligation (other than Permitted Guarantee Obligations), contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment (including any interest rate or foreign currency swap or exchange transaction, or other financial derivative), that is not reflected in the foregoing statements or in the notes thereto.

          (xiii)    No Change.    Since December 31, 2003, there has been no development or event nor any prospective development or event, which has had or is reasonably expected to have a Material Adverse Effect.

          (xiv)    Corporate Power; Compliance with Law.    Seller (a) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee, to carry on its business as now being or as proposed to be conducted, to originate, acquire and own Mortgage Loans, to sell and repurchase such Mortgage Loans pursuant to this Agreement, and to make, deliver and perform this Agreement and each other Facility Document to which Seller is a party, and (b) is in compliance in all material respects with all Requirements of Law (including environmental law and the Real Estate Settlement Procedures Act, the Home Ownership and Equity Protection Act and related state law).

          (xv)    Enforceability.    This Agreement has been duly and validly executed and delivered by Seller and constitutes, and each other Facility Document to which Seller is a party when executed and delivered on behalf of Seller will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          (xvi)    Collateral; Collateral Security.

            (A)  If the Transactions are recharacterized as secured financings, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Collateral.

            (B)  Upon receipt by Custodian of each Mortgage Note, endorsed in blank by a duly authorized officer of Seller, Buyer shall have a fully perfected first priority security interest therein, in the Purchased Mortgage Loan evidenced thereby, and Seller's interest in the related Mortgaged Property.

            (C)  Financing Statements on Form UCC-1 having been filed naming Buyer as "Secured Party" and Seller as "Debtor", and describing the Collateral, the security interests granted hereunder in the Collateral (other than Mortgage Notes) will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Collateral, which can be perfected by filing under the Uniform Commercial Code.

          (xvii)    No Burdensome Restrictions.    No Requirement of Law or Contractual Obligation of Seller or any of its Subsidiaries has a Material Adverse Effect.

          (xviii)    Taxes.    Seller has filed all Federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any claims or assessment received by it, except for any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been established. No tax lien has been filed against Seller.

          (xix)    Investment Company Act; Other Regulations.    Seller is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          (xx)    Subsidiaries.    As of the date of this Agreement, FMC has no Subsidiaries other than Fieldstone Mortgage SPE(ML)-I L.L.C. As of the date of this Agreement, FIC has no Subsidiaries other than FMC.

          (xxi)    ERISA.    Each of Seller and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code and regulations and published interpretations thereunder, and (b) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, is reasonably expected to result in liability of Seller or any of its ERISA Affiliates that would be material to Seller or any of its ERISA Affiliates on a consolidated basis.

          (xxii)    Closing Letters for Wet Ink Mortgage Loans.    Other than in states where prohibited or where other insurance applies, for each Wet Ink Mortgage Loan: (a) Seller has entered into an escrow agreement or closing instruction letter with a closing agent pursuant to which such closing agent is required to obtain a complete Mortgage File for such Wet Ink Mortgage Loan as a condition to disbursing Seller's funds on account of the principal amount of such Mortgage Loan; and (b) such closing agent is either a title insurance company licensed to do business in the state where such Mortgaged Property is located (a "Licensed Title Company") or an abstract company or other agent for a Licensed Title Company, in connection with which a Licensed Title Company has issued to Seller an insured closing letter in customary form by which such Licensed Title Company assumes responsibility for (among other things) such closing agent's compliance with clause "a" above.

          (xxiii)    Ability to Originate and Service.    FMC is an approved seller/servicer of residential mortgage loans for Fannie Mae and Freddie Mac, an FHA Approved Mortgagee and a VA Approved Lender, with the facilities, procedures, and experienced personnel necessary for the origination, in accordance with FMC's Underwriting Guidelines (or—with respect to FHA Mortgage Loans and VA Mortgage Loans—the FHA Regulations or VA Regulations, as applicable), and servicing, in accordance with Accepted Servicing Practices, of mortgage loans of the same type as the Mortgage Loans. No event has occurred, including but not limited to a change in insurance coverage, that would make FMC unable to comply with Fannie Mae, Freddie Mac, FHA and VA eligibility requirements or that would require notification to any of Fannie Mae, Freddie Mac, FHA or VA.

        (c)   Each Seller represents and warrants to Buyer that each Purchased Mortgage Loan sold hereunder and each pool of Purchased Mortgage Loans sold in a Transaction hereunder, as of the related Purchase Date, conforms in all material respects to the representations and warranties set forth in Schedule 1 attached hereto and that each Mortgage Loan delivered hereunder as Additional Loans or Substituted Mortgage Loans, as of the date of such delivery, conforms in all material respects to the representations and warranties set forth in Schedule 1 hereto. Each Seller further represents and warrants to Buyer that, as of the fifth (5th) calendar day of each month, the Collateral Information delivered on such day with respect to each Purchased Mortgage Loan is complete, true and correct. It is understood and agreed that the representations and warranties set forth in Schedule 1 hereto, if any, shall survive delivery of the respective Mortgage File to Buyer or its designee (including Custodian).

        (d)   On the Purchase Date for any Transaction, the applicable Seller shall be deemed to have made all the foregoing representations as of such Purchase Date.

11.   NEGATIVE COVENANTS OF SELLERS

        On and as of the date of this Agreement and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that it shall not:

        (a)   take any action that would directly or indirectly impair or adversely affect Buyer's title to or the value of the Purchased Mortgage Loans;

        (b)   pledge, assign, convey, grant, bargain, sell, set over, deliver or otherwise transfer any interest in the Purchased Mortgage Loans to any person not a party to this Agreement (other than in connection with a Whole Loan Sale or Permitted Securitization consummated as provided herein) nor create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Mortgage Loans except in favor of Buyer as described in Section 6 of this Agreement; provided, that this Section 11(b) shall cease to be effective with respect to any Purchased Mortgage Loan upon any repurchase of such Purchased Mortgage Loan by the applicable Seller or its designee;

        (c)   (i) liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), (ii) permit a Change in Control, (iii) change its name, identity, corporate structure, state of incorporation or taxable status, or (iv) change its principal place of business without thirty (30) days prior written notice to Buyer.

        (d)   create, incur, assume or suffer to exist any Guarantee Obligation, except for those Guarantee Obligations existing as of the date of this Agreement or permitted pursuant to Section 11(o)(v).

        (e)   engage in any line or lines of business activity other than the businesses now generally carried on by it, including, without limitation, the direct or indirect extension of loans or credit to Person in connection therewith in connection with Sellers' correspondent loan program;

        (f)    enter into any transaction (including any purchase, sale, lease or exchange of property or the rendering of any service) in an aggregate amount greater than $5,000,000, with any Affiliate unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of Seller's business, (iii) between FIC and FMC only, or (iv) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate, or make a payment to any Affiliate that is not otherwise permitted by this Agreement; provided, however, that this Section 11(f) shall not apply to transactions relating to Structured Securities Debt;

        (g)   except in the absence of the occurrence and continuance of an Event of Default and so long as no Event of Default would result from such actions, make any advance, loan (other than residential mortgage loans in the ordinary course of business), extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except for advances, loans or investments in consolidated subsidiaries or to and among Sellers;

        (h)   make any changes to its fiscal year except after prior written notice to Buyer and Seller's agreement to Buyer's recalculation, in Buyer's discretion, of the financial covenants in Section 12(m);

        (i)    except in the absence of the occurrence and continuance of an Event of Default and so long as no Event of Default would result from such actions, (i) make any optional payment or prepayment on or redemption or purchase of any Indebtedness, other than in the ordinary course of business or (ii) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any Indebtedness (other than any such amendment, modification or change that would extend the maturity or reduce the amount of any payment of principal thereof or that would reduce the rate or extend the date for payment of interest thereon), other than in the ordinary course of business under any such mortgage warehouse repurchase or financing facility;

        (j)    enter into any arrangement with any Person providing for the leasing by Seller of real or personal property that has been or is to be sold or transferred by Seller to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Seller, other than in the ordinary course of business and after written notice to Buyer;

        (k)   except in the absence of the occurrence and continuance of an Event of Default and so long as no Event of Default would result from such actions, declare or pay any dividend or make any other distribution on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Seller or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Seller; provided, however, that following the occurrence and during the continuation of any Event of Default, upon the written consent of Buyer, which consent shall be granted or withheld by Buyer in its sole discretion within one (1) Business Day of the receipt of a request from the Sellers, the Sellers may make distributions and dividends in cash or other property but only to the extent of (i) FIC's distributable share of FMC's net taxable income and gain (as determined for federal income tax purposes) with respect to such taxable year, and only to the extent reasonably necessary for FIC to satisfy its REIT Distribution Requirement with respect to such taxable year and (ii) with respect to FIC, distributions and dividends only to the extent reasonably necessary for FIC to satisfy its REIT Distribution Requirement with respect to such taxable year;

        (l)    (Reserved);

        (m)  (Reserved);

        (n)   enter into any agreement, other than this Agreement or an agreement entered into pursuant to Section 11(o)(iv), 11(o)(v) and 11(o)(vi) below, that prohibits or limits the ability of Seller to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired;

        (o)   be liable for or create, assume incur, guarantee, or in any manner become liable, contingently or otherwise, in respect of any Indebtedness (including Guarantee Obligations), except:

          (i)    the Transactions;

          (ii)   other Indebtedness to Buyer arising under this Agreement and the other Facility Documents;

          (iii)  obligations in connection with operating expenses arising in the ordinary course of Seller's business;

          (iv)  Indebtedness relating solely to the acquisition or leasing of equipment (including computers) used in the ordinary course of business and which may be secured by such equipment, to the extent that such leases are ordinary and customary in Seller's industry, and the proceeds of which are not distributed to Seller except as reimbursement for monies expended to fund the financing, acquisition or leasing of such equipment;

          (v)   Permitted Guarantee Obligations and Structured Securities Debt; and

          (vi)  advances in the ordinary course of business between FIC and FMC.

12.   AFFIRMATIVE COVENANTS OF SELLERS

        For so long as this Agreement is in effect:

        (a)   Each Seller shall provide Buyer with copies of such documentation as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10, including certified copies of resolutions evidencing the approval of this Agreement and the other Facility Documents by the applicable Seller's board of directors or loan committee.

        (b)   Each Seller shall, at Buyer's request, and at the applicable Seller's cost, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Mortgage Loans and all other Collateral.

        (c)   Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Each Seller agrees that upon reasonable prior notice to the applicable Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to the Mortgage Loans in the possession, or under the control, of such Seller, to the extent relevant to a Purchased Mortgage Loan and not material nonpublic information. The applicable Seller shall reimburse Buyer for any and all out-of-pocket costs and expenses reasonably incurred by Buyer and its designees in connection with Buyer's on-going due diligence and auditing activities pursuant to this Section 12(c).

        (d)   Each Seller shall cause each Purchased Mortgage Loan subject to this Agreement to be serviced in accordance with Section 25 hereof.

        (e)   Each Seller shall give Buyer prior notice each time that such Seller intends to make a material change, amendment or modification to the related Underwriting Guidelines which may affect the Purchased Mortgage Loans. Such Seller shall provide Buyer access to such intended change, amendment or modification (whether by access to such Seller's website or otherwise). If Buyer determines, in its sole discretion, that a proposed change is not acceptable, Buyer will have no obligation to finance any Mortgage Loans that are originated pursuant to the new Underwriting Guidelines;

        (f)    Each Seller shall provide Buyer (i) five (5) Business Days' notice before (x) the creation of any new Subsidiary, which notice shall set forth a description of the purpose of such Subsidiary and (ii) prompt notification of a change in the identity or authority of the president of FMC or FIC.

        (g)   Each Seller shall provide Buyer on each Purchase Date (with respect Mortgage Loan purchased on such date) and by no later than the fifth (5th) Business Day of each month (with respect to all Mortgage Loans that are subject to Transactions as of the last day of the preceding month), either by direct modem electronic transmission or via a computer diskette, the Collateral Information in computer readable Excel format with respect to all Purchased Mortgage Loans then subject to Transactions and shall provide Buyer with other information with respect to the Mortgage Loans and any additional reports as Buyer may reasonably request with respect to the Mortgage Loans.

        (h)   Each Seller shall provide Buyer with the following financial and reporting information:

          (i)    As soon as available, but not later than within 90 days after the last day of the applicable Seller's fiscal year, (A) the audited consolidated balance sheet as of the end of such year and the related consolidated statements of earnings, shareholders' equity and cash flow for such year, setting forth in comparative form the figures for the previous fiscal year, and accompanied by an opinion of a nationally recognized independent accounting firm, which report shall state that such financial statements present fairly the financial position and results of operations of such Seller and such Seller's Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, except as stated therein (such opinion shall not be qualified or limited because of a restricted or limited examination by such auditors of any material portion of such Seller's or any subsidiary's records); and (B) an officer's certificate from a Responsible Officer of such Seller addressed to Buyer certifying that, as of such date, such Seller is in compliance with all of the terms, conditions and requirements of the Agreement and other Facility Documents (such certification to include in reasonable detail (in the form of Exhibit IX hereto) the calculations used in demonstrating compliance with the financial covenants set forth in Section 12(m) for all applicable periods during such fiscal year);

          (ii)   Within 60 days after the last day of the first three fiscal quarters in any fiscal year, (A) the unaudited consolidated balance sheet as of the close of such quarter and related statements of income and changes in cash flow for such quarter and that portion of the fiscal year ending as of the end of such quarter setting forth in comparative form the figures for the corresponding period in the prior year in each case certified by a Responsible Officer as fairly presenting the consolidated financial position of the applicable Seller and such Seller's Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (except for the absence of footnotes and subject to year end audit adjustments); and (B) an officer's certificate from a Responsible Officer of Seller addressed to Buyer certifying that, as of such date, such Seller is in compliance with all of the terms, conditions and requirements of the Agreement and other Facility Documents (such certification to include in reasonable detail (in the form of Exhibit IX hereto) the calculations used in demonstrating compliance with the financial covenants set forth in Section 12(m) for all applicable periods during such fiscal year);

          (iii)  Within 30 days after the last day of each month in any fiscal year, a compliance certificate from a Responsible Officer to the best knowledge of such officer, no Default or Event of Default under the Agreement has occurred and is continuing (or if a Default or Event of Default has occurred and is continuing, stating the nature thereof and the action which the applicable Seller proposes to take with respect thereto);

          (iv)  Upon request by Buyer, copies of any financial statements, appraisals, annual plans or other relevant documents in the applicable Seller's possession useful in evaluating the credit of such Seller and such Seller's Subsidiaries; and

          (v)   If applicable, as soon as available, copies of all proxy statements, financial statements, and reports which the applicable Seller sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements under the Securities Act of 1933, as amended, that it files with the Securities and Exchange Commission or any government authority that may be substituted therefor, or with any national securities exchange.

        (i)    Each Seller covenants to repurchase or substitute pursuant to Section 9 hereof any Mortgage Loan, within five (5) Business Days following written notice from Buyer, as to which a representation or warranty made by the applicable Seller set forth in Schedule 1 hereto proves to be incorrect or untrue in any material respect.

        (j)    Each Seller shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises; (ii) comply in all material respects with all Requirements of Laws (including all environmental laws and local, municipal, state or Federal ordinances, regulations or statutes regarding Predatory Lending Practices); and (iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied. Each Seller shall maintain, and shall make available to Buyer upon request, written policies and procedures to determine whether any Mortgage Loan contains any terms, or carries or carried any fees, charges or other costs, such that the requirements of the Home Ownership Equity Protection Act, 15 U.S.C. Section 1639 and 12 C.F.R. Section 226.32—Requirements for Certain Closed-End Home Mortgages, are applicable.

        (k)   Each Seller shall maintain insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities. In addition, each Seller shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy covering its officers and employees and other Persons acting on behalf of it in amounts at least equal to such amounts as are required by criteria set forth by Fannie Mae for its approved Seller/Servicers, which insurance policies shall be obtained from insurance companies that are acceptable to Buyer in its reasonable discretion and shall name Buyer as a loss payee.

        (l)    Each Seller shall give notice to Buyer, immediately upon (and in any event not more than one Business Day after) the applicable Seller obtaining notice thereof, of:

          (i)    the occurrence of any Default or Event of Default;

          (ii)   any default or litigation related to any Collateral, any event or change in circumstances that has a Material Adverse Effect and any event or change in circumstances that could reasonably be expected to have a Material Adverse Effect;

          (iii)  with respect to any Purchased Mortgage Loan, if such Seller acquires knowledge that the Mortgaged Property violates environmental law or has been materially damaged so as to affect adversely the value as collateral of such Mortgage Loan; and

          (iv)  any representation or warranty as to any Purchased Mortgage Loan (as set forth in Schedule 1) becomes incorrect or untrue in any material respect.

        Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the applicable Seller setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

        (m)  FIC, on a consolidated basis, shall comply with the following financial covenants:

Financial Covenant
Adjusted Tangible Net Worth	Adjusted Tangible Net Worth shall, at all times, exceed $250,000,000.
Total Leverage Ratio	Total Leverage Ratio shall not, at any time, exceed 16:1.
Recourse Debt Leverage Ratio	Recourse Debt Leverage Ratio shall not, at any time, exceed 10:1.
Profitability	Seller shall not have Net Income of less than $1.00 in any two consecutive fiscal quarters.
Minimum Liquidity	Liquidity of Seller shall, at all times, exceed $15,000,000.
Minimum Committed Credit	Committed Credit shall, at all times, exceed $1,000,000,000.

        (n)   FIC shall continuously conduct its business so as to qualify as a REIT and will not revoke its REIT status. FIC does not know of any currently existing event or condition which would cause or is reasonably likely to cause FIC to cease to qualify as a REIT. However, if FIC at any point decides to revoke its REIT status or ceases to qualify as a REIT, FIC shall immediately provide Buyer with written notice of such decision or such failure to qualify.

13.   EVENTS OF DEFAULT

        If any of the following events (each, an "Event of Default") occur, each Seller and Buyer shall have the rights set forth in Section 14, as applicable:

          (i)    Either Seller or Buyer fails to satisfy or perform either:

            (A)  Any payment or purchase obligation under this Agreement (including the payment of the Repurchase Price) or any other Facility Document when due; or

            (B)  Any other material obligation or covenant under this Agreement or any other Facility Document, other than an Event of Default specifically included in any of the other subsections of this Section 13 within five (5) Business Days after notice of such breach;

          (ii)   an Act of Insolvency occurs with respect to either Seller;

          (iii)  any representation or warranty made by either Seller shall have been incorrect or untrue (and in the case of Schedule I hereto, without regard to any qualification as to the knowledge of such Seller contained in such representation or warranty) in any material respect when made or repeated or deemed to have been made or repeated; provided, that any such incorrect or untrue representation or warranty with respect to a Purchased Mortgage Loan set forth in Schedule 1 hereto shall not be an Event of Default if the applicable Seller repurchases (or substitutes for) such Mortgage Loan in accordance with Section 14(a)(xv);

          (iv)  Either Seller or Buyer shall admit in writing its inability to, or its intention not to, perform any of its obligations hereunder;

          (v)   any governmental, regulatory, or self-regulatory authority takes any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of either Seller or any of its Affiliates, including suspension as an issuer, lender or seller/servicer of mortgage loans, which action has a Material Adverse Effect, and which continues for more than 24 hours;

          (vi)  a Change of Control occurs in violation of this Agreement;

          (vii) Buyer, in its reasonable good faith judgment, believes that there has been a Material Adverse Effect;

          (viii) Either Seller or any of their respective Subsidiaries shall fail to perform or shall violate any other Facility Document or any other agreement or instrument between any of them and Buyer or any of its Affiliates and such failure or violation continues unremedied after any applicable grace period therefor, or such Seller or any of such Seller's Subsidiaries shall fail to pay when due or within any applicable grace period therefor any portion of any single obligation constituting Indebtedness of such Seller or any of such Seller's Subsidiaries in excess of $10,000,000; or any default (which has not been waived) or other event shall occur under or with respect to any agreement under which any single obligation constituting Indebtedness of such Seller or any of such Seller's Subsidiaries in excess of $10,000,000 was created or is governed, the effect of which is to cause, or to permit the holder or holder of such indebtedness to cause, such indebtedness to become due prior to its stated maturity; or any single obligation constituting indebtedness of such Seller or any of such Seller's Subsidiaries in excess of $10,000,000 shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled payment), prior to the stated maturity thereof; provided, that, it shall not be an Event of Default if the applicable Seller is in good faith and in appropriate proceedings diligently disputing alleged

  Indebtedness in connection with any whole-loan sale of Purchased Mortgage Loans to a third party that is not an Affiliate of Buyer;

          (ix)  A final judgment by any competent court in the United States of America for the payment of money in an amount which is reasonably likely to have a Material Adverse Effect on either Seller is rendered against either Seller, and the same remains undischarged or unpaid for a period of thirty (30) days during which execution of such judgment is not effectively stayed;

          (x)   This Agreement shall for any reason cease to create a valid, first priority security interest in the Backup Collection Account or Backup Escrow Account or any of the Purchased Mortgage Loans purported to be covered hereby;

          (xi)  A Market Value Collateral Deficit, Securitization Value Collateral Deficit or ERV Collateral Deficit occurs and is not eliminated within the time periods specified in Section 4(b);

          (xii) Any Person or entity or any group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons and/or entities, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, in one or more transactions, of securities of either Seller (or other securities convertible into such securities) representing more than 25% of the combined voting power of all securities of such entity entitled to vote in the election of directors (other than the Person or entities owning such securities on the date of this Agreement);

          (xiii) Any violation of any of the covenants set forth in Section 12(m); or

          (xiv) FIC revokes or loses its REIT Status for any reason or ceases to qualify as a REIT or FMC ceases to qualify as a taxable REIT subsidiary as defined in Section 856 of the Internal Revenue Code.

14.   REMEDIES

        (a)   If an Event of Default occurs with respect to either Seller, the following rights and remedies are available to Buyer (in any order and in any combination in Buyer's discretion):

          (i)    At the option of Buyer, exercised by prompt notice to Sellers (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

          (ii)   If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

            (A)  Sellers' obligations hereunder to repurchase all Purchased Mortgage Loans in such Transactions shall thereupon become immediately due and payable,

            (B)  to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) for each such Transaction, the greater of the related Pricing Rate plus 5.0% or the Prime Rate plus 5.0% to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (I) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (II) any proceeds from the sale of Purchased Mortgage Loans applied to the Repurchase Price pursuant to subsection (a)(xii) of this

    Section, and (III) any amounts applied to the Repurchase Price pursuant to subsection (a)(iii) of this Section), and

            (C)  all Income actually received by Buyer or its designee (including Custodian) pursuant to Section 5 shall be applied to the aggregate unpaid Repurchase Price owed by the applicable Seller.

          (iii)  After one Business Day's notice to the applicable Seller (which notice need not be given if an Act of Insolvency shall have occurred, and which may be the notice given under subsection (a)(i) of this Section), Buyer may (A) immediately sell, without notice or demand of any kind, at a public or private sale and at such price or prices Buyer may reasonably deem satisfactory any or all Purchased Mortgage Loans subject to a Transaction hereunder or (B) in its discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give such Seller credit for such Purchased Mortgage Loans in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by such Seller hereunder. The proceeds of any disposition of Purchased Mortgage Loans under clauses (A) or (B) shall be applied first to the costs and expenses incurred by Buyer in connection with the applicable Seller's default; second to costs of cover and/or related hedging transactions relating to Transactions and to losses, damages, costs or expenses directly arising or resulting from the occurrence of the Event of Default; third to the Repurchase Price (inclusive of the Price Differential); and fourth to any other outstanding obligation of Sellers to Buyer or its Affiliates; and fifth, any remaining amounts to Sellers.

          (iv)  The parties recognize that it may not be possible to purchase or sell all of the Purchased Mortgage Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Mortgage Loans may not be liquid. In view of the nature of the Purchased Mortgage Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Mortgage Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its discretion, the time and manner of liquidating any Purchased Mortgage Loan and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Mortgage Loan on the occurrence of an Event of Default or to liquidate all Purchased Mortgage Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer. However, in recognition of the parties' agreement that the Transactions hereunder have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual relationship and that each Transaction has been entered into in consideration of the other Transactions, the parties further agree that Buyer shall use its best efforts to liquidate all Transactions hereunder upon the occurrence of an Event of Default as quickly as is prudently possible in the reasonable judgment of Buyer.

          (v)   Buyer shall, without regard to the adequacy of the security for each Seller's obligations under this Agreement, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Collateral or any portion thereof, and collect the payments due with respect to the Collateral or any portion thereof. Sellers shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

          (vi)  Each Seller agrees that Buyer may obtain an injunction or an order of specific performance to compel Seller to fulfill its obligations as set forth in Section 25, if either Seller fails or refuses to perform its obligations as set forth therein.

          (vii) Each Seller shall be liable to Buyer for the amount of all expenses reasonably incurred by Buyer in connection with or as a consequence of an Event of Default, including reasonable legal fees and expenses and reasonable costs incurred in connection with covering existing hedging transactions with respect to the Purchased Mortgage Loans.

          (viii) Buyer shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws (including the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, to the extent that the Uniform Commercial Code is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and a Seller.

          (ix)  Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a)(i) and (iii) of this Section, at any time thereafter without notice to Sellers. All rights and remedies arising under this Agreement as amended from time-to-time hereunder are cumulative and not exclusive of any other rights or remedies that Buyer may have.

          (x)   In addition to its rights hereunder, Buyer shall have the right to proceed against any assets of either Seller that may be in the possession of Buyer or its agent on Buyer's behalf including the right to liquidate such assets and to set off the proceeds against monies owed by either Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Mortgage Loans, any Collateral or its proceeds, and all other sums or obligations owed by either Seller to Buyer against all of Sellers' obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer's right to recover any deficiency. Any cash, proceeds, or property in excess of any amounts due, or that Buyer reasonably believes may become due, to it from either Seller shall be returned to the applicable Seller after satisfaction of all obligations of Sellers to Buyer.

          (xi)  Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses it might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense it might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

          (xii) Buyer and Sellers hereby agree that sales of the Purchased Mortgage Loans shall be deemed to include and permit the sales of Purchased Mortgage Loans pursuant to a securities offering. The net proceeds of any such sale shall be applied to reduce the Repurchase Price of outstanding Transactions.

          (xiii) Buyer shall have full recourse to each Seller and its assets for all sums owing by either Seller under this Agreement or any other Facility Document.

          (xiv) Buyer shall have the right to exercise any right or remedy under any other Facility Document.

          (xv) Notwithstanding anything herein to the contrary, a breach of any representation or warranty set forth in Schedule 1 attached hereto with respect to a Purchased Mortgage Loan shall not be an Event of Default if the applicable Seller either repurchases such Mortgage Loan (or substitutes for such Mortgage Loan in accordance with Section 9 of this Agreement) within two (2) Business Days of the discovery or receipt of notice of such breach; provided, that such Seller shall not have the foregoing right if such breach relates to Mortgage Loans that in the aggregate represent 10% or more of the aggregate Repurchase Price for all Purchased Mortgage Loans that are subject to then outstanding Transactions. The repurchase price for any such repurchase shall be the outstanding Repurchase Price of such Mortgage Loan.

          (xvi) Allow Buyer to maintain at Buyer's expense a full-time employee of Buyer (or an agent or designee of Buyer) on the premises of either Seller who shall have full access to such Seller's books and records relating to the Transactions.

        (b)   If an Event of Default occurs with respect to Buyer, the following rights and remedies are available to each Seller:

          (i)    Upon tender by each Seller of payment of the aggregate Repurchase Price for all such Transactions, Buyer's right, title and interest in all Purchased Mortgage Loans subject to such Transactions shall be deemed transferred to the applicable Sellers, and Buyer shall deliver or cause to be transferred all such Purchased Mortgage Loans to such Sellers or its designee at Buyer's expense.

          (ii)   If either Seller exercises the option referred to in subsection (b)(i) of this Section and Buyer fails to deliver or cause to be delivered the Purchased Mortgage Loans to such Seller or its designee, after two Business Days' notice to Buyer, the applicable Seller may (A) purchase Mortgage Loans ("Replacement Loans") that are as similar as is reasonably practicable in characteristics, outstanding principal amounts (as a pool) and interest rate to any Purchased Mortgage Loans that are not delivered by Buyer to such Seller or its designee as required hereunder or (B) in its discretion elect, in lieu of purchasing Replacement Loans, to be deemed to have purchased Replacement Loans at a price therefor on such date, equal to the Market Value of the Purchased Mortgage Loans.

          (iii)  Buyer shall be liable to the applicable Seller (A) with respect to Purchased Mortgage Loans (other than Additional Loans), for any excess of the price paid (or deemed paid) by such Seller for Replacement Loans therefor over the Repurchase Price for such Purchased Mortgage Loans and (B) with respect to Additional Loans, for the price paid (or deemed paid) by such Seller for the Replacement Loans therefor. In addition, Buyer shall be liable to the applicable Seller for interest on such remaining liability with respect to each such purchase (or deemed purchase) of Replacement Loans calculated on a 360-day year basis for the actual number of days during the period from and including the date of such purchase (or deemed purchase) until paid in full by Buyer. Such interest shall accrue at the greater of the Pricing Rate or the Prime Rate.

          (iv)  Buyer shall be liable to the applicable Seller for the amount of all expenses reasonably incurred by such Seller in connection with or as a consequence of an Event of Default, including reasonable legal fees and expenses and reasonable costs incurred in connection with covering existing hedging transactions with respect to the Purchased Mortgage Loans.

          (v)   Each Seller shall have all the rights and remedies provided herein, provided by applicable federal, state, foreign, and local laws, in equity, and under any other agreement between Buyer and such Seller, other than as set forth in Section 3(h).

          (vi)  Each Seller may exercise one or more of the remedies available to such Seller immediately upon the occurrence of an Event of Default and at any time thereafter without notice to Buyer. All rights and remedies arising under this Agreement as amended from time-to-time hereunder are cumulative and not exclusive of any other rights or remedies that such Seller may have.

15.   SINGLE AGREEMENT

        Buyer and Sellers acknowledge that, and have entered hereunto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted; provided, that the parties hereto acknowledge and agree that each Purchased Mortgage Loan is identified and unique and nothing in this Agreement should limit or reduce Buyer's obligation to deliver the Purchased Mortgage Loans to the applicable Seller as and when provided herein.

16.   NOTICES AND OTHER COMMUNICATIONS

        Unless otherwise specifically set forth herein and unless another address is specified in writing by the respective party to whom any written notice or other communication is to be given hereunder, all such notices or communications shall if sent to Buyer, be in writing or confirmed in writing, if sent to a Seller, may be by electronic mail, and, in either event delivered at the respective addresses set forth in the form of Confirmation set forth in Exhibit I.

17.   ENTIRE AGREEMENT; SEVERABILITY

        This Agreement together with the applicable Confirmation constitutes the entire understanding between Buyer and Sellers with respect to the subject matter it covers and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Agreement, Buyer and Sellers acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

18.   NON-ASSIGNABILITY

        The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by either Seller without the prior written consent of Buyer. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any person, other than the parties to this Agreement and their successors hereunder, any benefit or any legal or equitable right, power, remedy or claim under this Agreement.

19.   TERMINABILITY

        (a)   This Agreement shall terminate upon the Final Repurchase Date, except that this Agreement shall, notwithstanding the above clause, remain applicable to any Transaction then outstanding.

        (b)   Notwithstanding any termination of this Agreement or the occurrence of an Event of Default, all of the representations and warranties hereunder (including those made in Schedule 1) and any and all rights under Section 20 shall continue and survive.

20.   INDEMNIFICATION

        (a)   Each Seller jointly and severally agrees to hold Buyer harmless from and indemnify Buyer (and its directors, officers, employees and agents) against all liabilities, losses, damages, judgments, reasonably incurred out-of-pocket costs and expenses of any kind that may be imposed on, incurred by or asserted against Buyer (collectively, the "Costs") relating to or arising out of the Transactions or this Agreement or any other Facility Document, including reasonable legal costs and settlement costs, except if a court of competent jurisdiction determines by final and nonappealable judgment that such losses, liabilities, claims, damages or expenses result from the gross negligence or willful misconduct of the indemnified party ("Excluded Causes"). Without limiting the generality of the foregoing, each Seller jointly and severally agrees to hold Buyer harmless from and indemnify Buyer against all Costs with respect to all Mortgage Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including ERISA, the Truth in Lending Act, the Home Ownership and Equity Protection Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Excluded Causes. In any suit, proceeding or action brought by Buyer in connection with any Mortgage Loan for any sum owing thereunder, or to enforce any provisions of any Mortgage Loan, each Seller will jointly and severally save, indemnify and hold Buyer harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from either Seller. Each Seller also agrees to reimburse Buyer up to an aggregate annual amount of $50,000 as and when billed by Buyer for all Buyer's on-going due diligence and auditing expenses and costs and expenses incurred in connection with the enforcement or the preservation of Buyer's rights under this Agreement or any Transaction contemplated hereby or any other Facility Document, including the reasonable fees and disbursements of its counsel and other third party agents. Each Seller hereby acknowledges that, the obligation of such Seller hereunder is a recourse obligation of such Seller.

21.   GOVERNING LAW

        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

22.   CONSENT TO JURISDICTION

        The parties irrevocably agree to submit to the personal jurisdiction of the United States District Court for the Southern District of New York, the parties irrevocably waiving any objection thereto. If, for any reason, federal jurisdiction is not available, and only if federal jurisdiction is not available, the parties irrevocably agree to submit to the personal jurisdiction of the Supreme Court of the State of New York in the borough of Manhattan, the parties irrevocably waiving any objection thereto.

23.   NO WAIVERS, ETC.

        No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Any such waiver or modification shall be effective only in the specific instance and for the specific purpose for which it was given.

24.   INTENT

        The parties understand and intend that this Agreement and each Transaction hereunder constitute a "repurchase agreement" and a "securities contract" as those terms are defined under the relevant provisions of Title 11 of the United States Code, as amended.

25.   SERVICING

        (a)   Notwithstanding the purchase and sale of the Purchased Mortgage Loans hereby, the applicable Seller shall cause the Purchased Mortgage Loans to be serviced by Servicer for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate the Purchased Mortgage Loan prior to the related Repurchase Date pursuant to Section 8, Buyer's assigns. The applicable Seller shall cause the Purchased Mortgage Loans to be serviced by Servicer in accordance with Accepted Servicing Practices.

        (b)   Each Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance or guaranty coverage, insurance or guaranty policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Mortgage Loans (the "Servicing Records"). Each Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Mortgage Loans and all Servicing Records to secure the obligation of the applicable Seller or its designee to service in conformity with this Section and any other obligation of such Seller to Buyer. The applicable Seller will, and will cause each servicer and subservicer (i) to designate Buyer as the purchaser of each Purchased Mortgage Loan in its collateral tracking system and (ii) to segregate such Servicing Records from any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of mortgage loans that are not Purchased Mortgage Loans and to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer's request.

        (c)   Upon the occurrence and continuance of an Event of Default, Buyer may, in its discretion, (i) sell its right to the Purchased Mortgage Loans on a servicing released basis or (ii) terminate the applicable Seller or Servicer as servicer of the Purchased Mortgage Loans with or without cause, in each case without payment of any termination fee.

        (d)   Neither Seller shall employ other third-party servicers or sub-servicers to service the Purchased Mortgage Loans without the prior written consent of Buyer.

        (e)   The applicable Seller shall cause any sub-servicer hereunder to execute a letter agreement with Buyer acknowledging Buyer's security interest and agreeing that, upon notice from Buyer (or Custodian on its behalf) that an Event of Default has occurred and in continuing hereunder, it shall deposit all Income with respect to the Purchased Mortgage Loans in the account specified in Section 5(a).

        (f)    Upon the occurrence and continuance of an Event of Default, Buyer shall have the right, in its sole discretion, to appoint a Backup Servicer that will (i) become the successor servicer of the Purchased Mortgage Loans or (ii) serve as a backup servicer of the Purchased Mortgage Loans until such time as Buyer shall elect to appoint the Backup Servicer as successor servicer of the Purchased Mortgage Loans. In connection with the appointment of a Backup Servicer, Buyer may make such arrangements for the compensation of Backup Servicer out of Income on the Mortgage Loans or otherwise as Buyer and such Backup Servicer shall agree. If Backup Servicer is appointed to act as a "backup servicer" of the Purchased Mortgage Loans, the applicable Seller shall provide Backup Servicer with such data, files and information, in form, format and content as Backup Servicer may request, in order to permit Backup Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices; all such data, files and information shall be updated by such Seller on a monthly basis as required by Backup Servicer.

        (g)   If Backup Servicer is appointed by Buyer to act as a successor servicer of the Purchased Mortgage Loans in accordance with Section 25(f), the applicable Seller (in its capacity as servicer hereunder) shall discharge its servicing duties and responsibilities during the period from the date it acquires knowledge of such transfer of servicing until the effective date thereof with the same degree of diligence and prudence that it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of Backup Servicer. Within five (5) Business Days of the appointment of Backup Servicer to act as successor servicer of the Mortgage Loans, the applicable Seller shall prepare, execute and deliver to Backup Servicer any and all documents and other instruments, place in such successor's possession all Servicing Records, and do or cause to be done all other acts or things necessary or appropriate to effect the transfer of servicing to Backup Servicer, including but not limited to the transfer and endorsement of the Mortgage Notes and related documents, and the preparation and recordation of Assignments of Mortgage. The applicable Seller shall cooperate with Buyer and Backup Servicer in effecting the transfer of servicing responsibilities to Backup Servicer, including execution and delivery of servicing transfer notices to Mortgagors, MERS (if applicable), taxing authorities and insurance companies, the transfer to Backup Servicer for administration by it of all Income with respect to the Mortgage Loans which shall at the time be held or received by the applicable Seller. The applicable Seller shall deliver immediately to Backup Servicer the funds in the Backup Collection Account and Backup Escrow Account not held pursuant to Backup Collection Account Agreements and all other Income and escrow payments and all Mortgage Loan documents and related documents and statements held by it hereunder and such Seller shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in Backup Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of such Seller as servicer of the Purchased Mortgage Loans.

26.   DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

        The parties acknowledge that they have been advised that in the case of Transactions in which one of the parties is an "insured depository institution" as that term is defined in Section 1831(a) of Title 12 of the United States Code, as amended, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

27.   NETTING

        If Buyer and either Seller are "financial institutions" as now or hereinafter defined in Section 4402 of Title 12 of the United States Code ("Section 4402") and any rules or regulations promulgated thereunder:

        (a)   All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be "payment obligations" and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be "payment entitlements" within the meaning of Section 4402, and this Agreement shall be deemed to be a "netting contract" as defined in Section 4402.

        (b)   The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the "Defaulting Party") shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the "Nondefaulting Party") shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

28.   WAIVER OF JURY TRIAL

        EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

29.   JOINT AND SEVERAL LIABILITY

        Each of FMC and FIC shall be jointly and severally liable for all duties and obligations of the other arising under, or in connection with, this Agreement and the other Facility Documents to which it is a party.

30.   MISCELLANEOUS

        (a)   Time is of the essence under this Agreement and all Transactions and all references to a time shall mean New York City time in effect on the date of the action unless otherwise expressly stated in this Agreement.

        (b)   Buyer shall be authorized to accept orders and take any other action affecting any accounts of either Seller in response to instructions given in writing by any authorized officer of the applicable Seller listed on Schedule 3 hereto, as such list may be amended in writing from time to time. Each Seller shall jointly and severally indemnify Buyer, defend, and hold Buyer harmless from and against any and all liabilities, losses, damages, costs, and expenses of any nature arising out of or in connection with any action taken by Buyer in response to such instructions received or reasonably believed to have been received from such authorized officers of the applicable Seller.

        (c)   If there is any conflict between the terms of this Agreement or any Transaction entered into hereunder and the Custodial Agreement, this Agreement shall prevail.

        (d)   If there is any conflict between the terms of a Confirmation or a corrected Confirmation issued by Buyer and this Agreement, the Confirmation shall prevail.

        (e)   This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

        (f)    Each Seller shall be responsible for (a) all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the preparation, execution, delivery and administration of the Facility Documents and any amendment or waiver with respect thereto (including the reasonably fees and disbursements and other charges of counsel), (b) all out-of-pocket costs and expenses incurred by Buyer in connection with the enforcement of the Facility Documents (including the fees and disbursements and other charges of counsel) and (c) ongoing due diligence and auditing expenses of Buyer (including reasonable fees and disbursements of third party agents).

        (g)   Buyer and Sellers agree that this Agreement and any information delivered hereunder will be held by the parties hereto in confidence and will not be disclosed to anyone other than to (i) participants or prospective participants who agree to hold this Agreement and any such information in confidence in accordance with the provisions hereof, (ii) principals of the parties hereto or of such participants or proposed participants, (iii) proposed transferees of all or any portion of the Mortgage Loans and (iv) financial and legal advisors for any of the parties described in (i), (ii) and (iii) above, and other agents and representatives of the parties described in (i), (ii) and (iii) above who need to know such information in connection with the transactions contemplated hereby and except that the Buyer, or any successor thereto, may disclose any facilities in place and/or may describe the provisions of this Agreement in the ordinary course of business. In addition, the parties hereto shall be permitted to disclose information regarding this Agreement to the extent required for the enforcement of its terms or as required by law, regulatory requirements (including the requirements of the Securities and Exchange Commission) or court order.

        (h)   The headings in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

        (i)    For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (i)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (ii)   accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

          (iii)  references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (iv)  reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (v)   the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

          (vi)  the term "include" or "including" shall mean without limitation by reason of enumeration;

          (vii) references herein to an agreement include reference to its permitted supplements, amendments and other modifications;

          (viii) references herein to a law includes reference to any amendment or modification of the law and to any rules or regulations issued thereunder;

          (ix)  references herein to a Person includes reference to its permitted successors and assigns in the applicable capacity;

          (x)   unless otherwise indicated, references herein to "Seller" means "either Seller", as applicable;

          (xi)  unless otherwise indicated, references herein to "either" mean "either or both" and references to "or" mean "and/or"; and

          (xii) the term "discretion" shall mean absolute discretion unless otherwise specifically indicated.

        (j)    This Agreement and all documents relating thereto, including (i) consents, waivers and modifications that may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

        [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

LEHMAN BROTHERS BANK, FSB, as Buyer
By:	/s/ FRED C. MADONNA Name: Fred C. Madonna Title: Authorized Signature
FIELDSTONE MORTGAGE COMPANY, as a Seller
By:	/s/ MARK C. KREBS Name: Mark C. Krebs Title: Sr. Vice President & Treasurer
FIELDSTONE INVESTMENT CORPORATION, as a Seller
By:	/s/ ROBERT G. PARTLOW Name: Robert G. Partlow Title: Senior Vice President

S-1

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES REGARDING MORTGAGE LOANS

        Each Seller represents and warrants to Buyer that, with respect to each Mortgage Loan sold in a Transaction hereunder, as of the related Purchase Date:

        (a)    Mortgage Loans as Described.    The information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects and all information included in the Collateral Information will be complete, true and correct in all material respects as of the date it is required to be provided hereunder.

        (b)    Market Value.    The Mortgage Loan does not have a Market Value that is deemed to be zero pursuant to the definition of Market Value.

        (c)    No Outstanding Charges.    There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents that previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item that remains unpaid and that has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is greater, to the day that precedes by one month the due date of the first installment of principal and interest.

        (d)    Original Terms Unmodified.    The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument that has been recorded, if necessary to protect the interests of Buyer and that has been delivered to Buyer or its designee (including Custodian). The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, and which assumption agreement is included in the Mortgage File delivered to Buyer or its designee (including Custodian) and the terms of which are reflected in the Mortgage Loan Schedule and/or Collateral Information.

        (e)    No Defenses.    The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

        (f)    Insurance Policies in Effect.    The fire and casualty insurance policy covering the Mortgaged Property (i) affords (and will afford) sufficient insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if the Mortgaged Property is an area identified by the Federal Emergency Management Agency as having special flood hazards; (ii) is a standard policy of insurance for the locale where the Mortgaged Property is located, is in full force and effect, and the amount of the insurance is in the amount of the full insurable value of the Mortgaged Property on a replacement cost basis or the unpaid balance of the Mortgage Loans, whichever is less; (iii) names the present owner of the Mortgaged Property as the insured; and (iv) contains a standard mortgagee loss payable clause in favor of Seller. All individual insurance policies with respect to the Mortgage Loan are the valid and binding obligation of the insurer and contain a standard mortgagee clause naming Seller, its successors and assigns, as Mortgagee. All premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance policies at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor.

        (g)    Compliance with Applicable Laws.    Any and all requirements of any federal, state or local law including usury, truth-in-lending (including the Home Ownership and Equity Protection Act), real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the origination and servicing of the Mortgage Loan have been complied with, and Seller shall maintain in its possession, available for Buyer's inspection, and shall deliver to Buyer upon demand, evidence of compliance with all such requirements.

        (h)    No Satisfaction of Mortgage.    The Mortgage has not been satisfied, canceled, subordinated (except in the case of a second lien Mortgage Loan, to the First Mortgage) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.

        (i)    Location and Type of Mortgaged Property.    The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a parcel of real property with a single family residence erected thereon, or a two- to four- family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development and no residence or dwelling is a mobile home or a manufactured dwelling (other than a mobile home or a manufactured dwelling permanently affixed to real property owned by Mortgagor). No portion of the Mortgaged Property is used for commercial purposes.

        (j)    Valid First or Second Lien.    The Mortgage is a valid, subsisting and enforceable first or second lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

          (i)    the lien of current real property taxes and special assessments not yet due and payable;

          (ii)   covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (ii) that do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal;

          (iii)  in the case of a Mortgaged Property that is a condominium or an individual unit in a planned unit development, liens for common charges permitted by statute;

          (iv)  in the case where the Mortgage Loan is secured by a second mortgage lien on the Mortgaged Property (and represented on the Mortgage Loan Schedule as such), the lien of the First Mortgage; and

          (v)   other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

        Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first or second lien and first or second priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer or its designee (including Custodian).

EXHIBIT VIII-2

        (k)    Validity of Mortgage Documents.    The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. The Mortgagor is a natural person or living trust (meeting the requirements of Fannie Mae) who is a party to the Mortgage Note and the Mortgage in an individual or trustee capacity, respectively.

        (l)    Full Disbursement of Proceeds.    The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage.

        (m)    Ownership.    Seller is the sole owner of record and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged except as provided in this Agreement, and Seller has good and marketable title thereto, and has full right to pledge and assign the Mortgage Loan to Buyer or its designee (including Custodian) free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement.

        (n)    Doing Business.    All parties that have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state; provided, if a warehouse lender that was the assignee of the Mortgage Loans was not authorized to do business in the jurisdiction where the Mortgaged Property is located, the Seller represents and warrants that the financing of the Mortgage Loan by such warehouse lender, the taking an assignment of such Mortgage Loan and the holding of an interest in the Mortgage Loan by the warehouse lender did not constitute doing business in that jurisdiction.

        (o)    Loan-to-Value Ratio.    No Mortgage Loan has a Loan-to-Value Ratio of more than 100%.

        (p)    Title Insurance.    The Mortgage Loan is covered by an ALTA mortgage title insurance policy or such other form of policy acceptable to Fannie Mae or Freddie Mac, issued by and constituting the valid and binding obligation of a title insurer generally acceptable to prudent mortgage lenders that regularly originate or purchase mortgage loans comparable to the Mortgage Loans for sale to prudent investors in the secondary market that invest in mortgage loans such as the Mortgage Loans and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage in the case of a Mortgage Loan secured by a First Mortgage and the second priority lien of the Mortgage in the case of a Mortgage Loan secured by a second lien on the related Mortgaged Property, in the original principal amount of the Mortgage Loan. Seller is the sole named insured of such mortgage title insurance policy, the assignment to Buyer or Custodian as assignee of Buyer of Seller's interest in such mortgage title insurance policy does not require the consent of or notification to the insurer or the same has been obtained, and such mortgage title insurance policy is in full force and effect and will be in full force

EXHIBIT VIII-3

and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such mortgage title insurance policy and no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of such mortgage title insurance policy.

        (q)    No Defaults.    Other than a payment default, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

        (r)    No Mechanics' Liens.    There are no mechanics' or similar liens or claims that have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

        (s)    Location of Improvements; No Encroachments.    Except as may be expressly noted and considered in the appraisal of the Mortgaged Property, all improvements that were considered in determining the appraised value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

        (t)    Origination.    The Mortgage Loan was originated by Seller, an affiliate of Seller or by an originator not affiliated with Seller licensed to originate such Mortgage Loan. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading.

        (u)    Customary Provisions.    The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor that would preclude the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage.

        (v)    Occupancy of the Mortgaged Property.    The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The occupancy status of the Mortgaged Property is as was represented by the Mortgagor at the time of origination of the Mortgage Loan.

        (w)    No Additional Collateral.    The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (k) above.

        (x)    Deeds of Trust.    In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor.

        (y)    Acceptable Investment.    Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor (other than the Mortgagor's credit

EXHIBIT VIII-4

standing) that can reasonably be expected to cause private institutional investors that regularly invest in mortgage loans of the same type as the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment or adversely affect the value or marketability of the Mortgage Loan to other similar institutional investors.

        (z)    Purchase of Mortgage Documents.    The Mortgage File and any other documents required by Buyer to be delivered for the Mortgage Loan by Seller under this Agreement have been delivered (or with respect to Wet Ink Mortgage Loans, will be delivered within seven Business Days) to Custodian. Seller is in possession of a complete, true and accurate Mortgage File except for such documents the originals of which have been delivered to Buyer or its designee (including Custodian). Each of the documents and instruments included in the Mortgage File is duly executed and in due and proper form and each such document or instrument is in a form generally acceptable to prudent institutional mortgage lenders that regularly originate and purchase subprime or high loan-to-value mortgage loans.

        (aa)    Condominiums/Planned Unit Developments.    If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimus planned unit development) such condominium or planned unit development project meets Seller's Underwriting Guidelines.

        (bb)    Transfer of Mortgage Loans.    Except with respect to Mortgage Loans assigned to MERS, the assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

        (cc)    Due on Sale.    The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagee thereunder.

        (dd)    No Buydown Provisions; No Graduated Payments or Contingent Interests.    The Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor or anyone on behalf of the mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions currently in effect that may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

        (ee)    Consolidation of Future Advances.    Any future advances made prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second lien priority, as the case may be, by a title insurance policy or an endorsement to the policy insuring the mortgagee's consolidated interest. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

        (ff)    No Condemnation; Mortgaged Property Undamaged.    There is no proceeding pending or, to Seller's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

        (gg)    Collection Practices; Escrow Deposits; Interest Rate Adjustments.    The origination and collection practices used with respect to the Mortgage Loan have been operated in all respects in accordance with industry custom and practice, and have been in all respects legally and properly. With respect to escrow deposits and escrow payments, all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law. If an escrow of funds has been established, it is not prohibited by applicable law and has

EXHIBIT VIII-5

been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or escrow payments or other charges or payments due Seller have been capitalized under the Mortgage or the Mortgage Note. All mortgage interest rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited.

        (hh)    (Reserved.)

        (ii)    Appraisal.    The Mortgage File for each Mortgage Loan contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the originator of the Mortgage Loan, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, other than as an employee of the lender, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

        (jj)    Soldiers' and Sailors' Relief Act.    The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940.

        (kk)    Environmental Matters.    The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.

        (ll)    Balloon Mortgage Loans.    Each Balloon Mortgage Loan has an original term of not less than seven (7) years and provides for level monthly payments based on a thirty (30) year amortization schedule and a final Monthly Payment substantially greater than the preceding Monthly Payments.

        (mm)    No Construction Loans.    No Mortgage Loan is a construction loan or relates to manufactured housing that is not permanently affixed to real property.

        (nn)    Selection by Seller.    No Mortgage Loan was selected for inclusion under this Agreement on any basis that was intended to have a material adverse effect on Buyer.

        (oo)    Second Mortgages.    With respect to each Mortgage Loan secured by a second lien on the related Mortgaged Property:

          (i)    either the related first lien does not provide for a balloon payment or the maturity date of the Mortgage Loan with respect to which the related first lien provides for a balloon payment is prior to or concurrent with the maturity date of the mortgage loan relating to such first lien;

          (ii)   the related first lien on the Mortgaged Property does not provide for negative amortization; and

          (iii)  either no consent for the Mortgage Loan is required from the holder of the related first lien or such consent has been obtained and is contained in the Mortgage File.

        (pp)    CERCLA.    To the best of Seller's knowledge, no Mortgaged Property was, as of the Purchase Date or, with respect to Additional Loans or Substitute Mortgage Loans, as of the related date of addition or substitution, located within a one-mile radius of any site listed in the National Priorities List as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of hazardous waste sites that are known to contain any hazardous substance or hazardous waste.

EXHIBIT VIII-6

        (qq)    No Bankruptcy of Mortgagor.    None of the Mortgage Loans are subject to a bankruptcy plan.

        (rr)    Conformance to Underwriting Standards.    Each Mortgage Loan was underwritten in all material respects in accordance with the related Seller's Underwriting Guidelines supplied to Buyer.

        (ss)    Qualified Mortgage.    Each Mortgage Loan constitutes a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code.

        (tt)    Payment Terms.    With respect to adjustable rate Mortgage Loans, following any applicable initial fixed rate period of 2, 3 or 5 years, the mortgage interest rate is adjusted annually or semi-annually on each interest rate adjustment date to equal the index plus the gross margin, rounded up or down to the nearest 0.125%, subject to the mortgage interest rate cap. With respect to fixed rate Mortgage Loans, the mortgage note is payable each month in equal monthly installments of principal and interest (except with respect to Mortgage Loans underwritten in accordance with Seller's "interest only" program). With respect to adjustable rate Mortgage Loans, installments of interest are subject to change due to the adjustments to the mortgage interest rate on each interest rate adjustment date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization.

        (uu)    Securitization Standards.    The Mortgage Loan conforms to the current standards of securitization (or whole loan sale at market rates for similar performing assets) applicable to similar assets as determined in the reasonable judgment of Buyer.

        (vv)    Non-Eligible Mortgage Loans.    No Mortgage Loan is subject to the requirements of the Home Ownership and Equity Protection Act of 1994. No Mortgage Loan is classified as a "high cost," "threshold," "covered", "abusive" or "predatory" loan or a similar loan under any applicable state, federal or local law (or similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). Each Mortgage Loan at the time it was made complied in all material respects with applicable local, state, and federal laws, including, but not limited to, all applicable predatory and abusive lending laws;

        (ww)    Compliance with Anti-Money Laundering Laws.    With respect to each Mortgage Loan, Seller has complied with all applicable anti-money laundering laws and regulations, including the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

        (xx)    Credit Reporting.    For each Mortgage Loan, Seller or its designee has accurately and fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to one of the following credit repositories: Equifax Credit Information Services, Inc., Trans Union, LLC and Experian Information Solution, Inc.

        (yy)    FHA Mortgage Loans; VA Mortgage Loans.    With respect to each Mortgage Loan that is represented on the Mortgage Loan Schedule as being an FHA Mortgage Loan, the FHA Insurance is in full force and effect, and there exists no defense or impairment to full recovery thereunder to the maximum extent provided thereby, without indemnity to HUD or FHA. With respect to each Mortgage Loan that is represented on the Mortgage Loan Schedule as being a VA Mortgage Loan, the VA Guaranty is in full force and effect, and there exists no defense or impairment to full recovery thereunder to the maximum extent provided thereby, without indemnity to the VA. Each FHA

EXHIBIT VIII-7

Insurance or VA Guaranty is the valid, binding and enforceable obligation of FHA and VA, respectively, to the full extent provided thereby, without surcharge, set-off or defense, and all actions that are necessary to ensure that the FHA Insurance or VA Guaranty remains so valid, binding and enforceable have been taken. The guaranty amount with respect to each VA Mortgage Loan is equal to the maximum amount applicable to such Mortgage Loan as provided under the VA Regulations.

        (zz)    Single Premium Credit Life Insurance.    No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit evidenced by the Mortgage Loan. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

        (aaa)    Higher Cost Products.    With respect to retail sales only and excluding wholesale sales, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt to income ratios for a lower cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration;

        It is understood and agreed that the representations and warranties set forth in this Schedule 1 shall survive delivery of the respective Mortgage Files to Custodian on behalf of Buyer.

EXHIBIT VIII-8

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